Exhibit 10.3

Marcus MilIichap

COMMERCIAL

EARNEST MONEY CONTRACT

(Real Estate Purchase Agreement)

THIS DOCUMENT IS MORE THAN A RECEIPT FOR MONEY. THIS DOCUMENT IS INTENDED TO BE A LEGALLY BINDING CONTRACT. READ IT CAREFULLY.

This Earnest Money Contract ("Agreement") concerns the purchase by Rich Uncles NNN Operating Partnership, LP and/or assigns (hereinafter referred to as "Buyer) and sale by ANS Real Estate Ltd. (hereinafter referred to as "Seller") of that certain real property and improvements referred to as Texas Harley-Davidson generally located at 1 Texas Harley Way in the City of Bedford County of Tarrant State of Texas, and more particularly described on attached Addendum A, (Property).

The Property shall also include Seller's interests in'

1)	Any and all privileges and appurtenances pertaining to the Property, including any right, title and interest of Seller in or to adjacent streets, alleys or right(s)-of-way;
2)	Any and all leases, occupancy agreements, permits, rents, warranties, guarantees, wastewater capacity and/or security deposits with respect to the Property, or any portion thereof;

TERMS AND CONDITIONS

For the mutual covenants contained in this Agreement, Seller agrees to convey the Property to Buyer, and Buyer agrees to purchase the Property from Seller, on the following terms and conditions:

1)	PURCHASE PRICE: The total purchase price for the Property is Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000) (the 'Purchase Price").

The Purchase Price will be paid with ALL CASH

2)	EARNEST MONEY DEPOSIT: Within three (3) business days after the Effective Date of this Agreement (as defined below in paragraph 25 below), Buyer shall deposit with Title Company Five Hundred Thousand Dollars ($500.000) in the form of a certified check, cashier's check or wire transfer as the earnest money deposit ("Deposit") to be held in trust for the benefit of the parties by Rattikin Title, 201 Main Street. Suite 800, Fort Worth, TX 76102, attn.: Megan Newburn, mnewburnnrattikintitle.com ('Title Company) in Its capacity as escrow agent in one or more fully insured and Interest bearing accounts of Federally Insured banking or savings Institution(s), pursuant to the terms of this Agreement. This sum, any additions thereto, and any interest earned thereon Is the Deposit to be applied to the Purchase Price.

3)	CLOSING DATE: The closing of the sale will be thirty (30) calendar days following expiration of the Feasibility Period (as defined below) or within 7 days after objections to title have been cured, whichever date is later (the "Closing Date"). If either party falls to close by the Closing Date, the non-defaulting party may exercise the remedies in Paragraph 13.

A.	At closing, Seller will execute and deliver, at Seller's expense, a special warranty deed (in form reasonably approved by Buyer). The deed must include a vendor's lien if any part of the Purchase Price is financed. The deed must convey good and indefeasible title to the Property and show no exceptions other than those permitted under Paragraph 4 or other provisions of the Agreement. Seller must convey the Property at closing:

(1)	with no liens, assessments, or Uniform Commercial Code or other security interest against the Property which will not be satisfied out of the Purchase Price, unless the Buyer Is assuming existing loans;
(2)	without any assumed loans in default; and
(3)	with no persons in possession of any part of the Property as lessees, tenants at sufferance, or trespassers except tenants under the written leases assigned to Buyer under this Agreement.

B.	At closing, Seller, at Seller's expense, will also deliver:

(1)	tax statements showing no delinquent taxes on the Property;
(2)	a bill of sale with warranties to title conveying title, free and clear of all Hens, to any personal property defined as part of the Property above, or sold under this Agreement;

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(3)	to the extent that the following Items are assignable, an assignment to Buyer of the following items as they relate to the Property or its operations (all of which shall be approved by Buyer during the Feasibility Period);

{ia4 licenses andpermits (not management,dan including otherthe agreements; Harley-Davidson a

n Franchise Agreement);

c) warranties and guaranties, including without limitation, all construction and roof warranties;

(4)	evidence that the person executing this Agreement is legally capable and authorized to bind Seller; and
(6)	any notices, statements, certificates, affidavits, releases, and other documents required by this Agreement, the title commitment, or applicable law that is necessary for the closing of the sale and the issuance of the title policy;
(6)	an Owner's Policy of Title Insurance Issued by the Title Company (and underwritten by Chicago Title Insurance Company) in the amount of the Purchase Price dated at or after the Closing Date, insuring Buyer against all loss under the Title Policy, subject only to: (1) those title exceptions permitted by this Agreement or as may be approved by Buyer in writing; and (2) the standard printed exceptions contained in the promulgated form of title policy. The standard printed exception as to discrepancies, conflicts, or shortages in area and boundary lines may be deleted by Buyer at Buyer's sole cost and expense and at Buyer's sole option.
(7)	possession of the Property to Buyer upon closing and funding of the sale In its present condition with any repairs Seller is obligated to complete under this Agreement, ordinary wear and tear excepted.
(8)	If required by Buyer's lender, a subordination, non-disturbance and attornment agreement (SNDA and an Estoppel Certificate) executed by Tenant, each in a form reasonably acceptable to Buyers lender

Until Closing Date, Seller will operate the Property in the same manner as on the Effective Date and will not transfer or dispose of any of the personal property described in this Agreement or to be sold under this Agreement before closing that is not authorized by separate agreement.

C.	At closing, Buyer will:

(1)	pay the Purchase Price in good funds acceptable to the escrow agent;
(2)	deliver evidence that the person executing this Agreement Is legally capable and authorized to bind Buyer;
(3)	execute and deliver any notices, statements, certificates, or other documents required by this Agreement or law necessary to close the sale.

D.	SALES EXPENSES:
(1)	Seller's Expenses: Seller will pay for the following at or before closing:
(a)	releases of existing liens, other than those liens assumed by Buyer, including prepayment penalties and recording fees:

{b)	release of Seller's loan liability, If applicable;
c)	tax statements or certificates;
d)	preparation of the deed and any bill of sale;
e)	one-half of any escrow fee;
f)	costs to record any documents to cure title objections that Seller must cure; and
g)	other expenses that Seller will pay under other provisions of this Agreement.

(2)	Buyer's Expenses: Buyer will pay for the following at or before closing:

a)	all loan expenses (for example, application fees, origination fees, discount fees, buy-down fees, commitment fees, appraisal fees, assumption fees, recording fees, tax service fees, mortgage title policy expenses, credit report fees, document preparation fees, interest expense that Buyer's lender requires Buyer to pay at closing, loan related inspection fees, amortization schedule fees, courier fees, underwriting fees, wire transfer fees, and other fees required by Buyer's lender);
i
b	preparation fees of any deed of trust;

recording fees for the deed and any deed of trust;

d	premiums for flood and hazard Insurance as may be required by Buyers lender;
e)	one-half of any escrow fee;

copy and delivery fees for delivery of the title commitment and related documents; and

g)	other expenses that Buyer will pay under other provisions of this Agreement.

4)	TITLE:

A.	TITLE INSURANCE POLICY: Within Ten Lig calendar days after the Effective Date of this Agreement, Seiler shall furnish or cause to be furnished to Buyer a commitment for a standard Texas owner's policy of title Insurance ('Commitment") to be issued at the Closing Date by the Title Company for the Property. Seller authorizes the company to deliver the commitment and related documents to Buyer at Buyers address.

B.	SURVEY: Survey must be made by a registered professional land surveyor acceptable to the Title Company and Buyer's lender:

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X	Within 2 days after the Effective Date of this Agreement, Seller shall furnish Seller's existing Survey of the Property to Buyer and the Title Company, along with Seller's Affidavit acceptable to the Title Company for approval of the Survey. If the Survey Is not approved by the Title Company or Buyer's Lender, a new Survey will be obtained by Buyer at Buyer's expense, no later than three (3) days prior to Closing Date.

The survey must Identify the Property by metes and bounds or platted lot description; show that the survey was made and staked on the ground with the corners permanently marked; set forth the dimensions and total area of the Property; show the locations of all Improvements, highways, streets, roads, railroads, rivers, creeks or other waterways, fences, easements, and rights of way on the Property with all easements and rights of way referenced to the recording Information; show any discrepancies or conflicts in boundaries, any visible encroachments, and any portion of the Property lying in a special flood hazard area as shown on the current Federal Emergency Management Agency Flood Insurance Rate Map; and contain the Surveyors Certificates that the survey is true and correct.

C.	UCC SEARCH: N/A

5)	NOTICES:

A.	SPECIAL ASSESSMENT DISTRICTS: If the Property Is determined to be situated within a utility district or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49 of the Texas Water Code requires Seller to deliver to Buyer as part of the title documents the required written notice ("MUD Notice") and Buyer agrees to acknowledge receipt of the MUD Notice in writing prior to the Closing Date. The MUD Notice shall set forth the current tax rate, the current bonded indebtedness and the authorized indebtedness of the district, and must comply with all other applicable requirements of the Texas Water Code. If the Property is subject to mandatory membership In a property owner's association, Seller shall notify Buyer of the current annual budget of the property owners' association, and the current authorized fees, dues and/or assessments relating to the Property. Buyer and Seller hereby agree and acknowledge that Agent shall have no responsibility for determining whether the Property is In any such district, nor the compliance by any party with the requirements applicable to such property. If applicable, Buyer, Seller and their respective legal advisors shall prepare and execute an appropriate Addendum to this Agreement as they deem necessary.

B.	TIDALLY INFLUENCED PROPERTY: If the Property abuts the tidally Influenced waters of the state, Section 33.135 of the Texas Natural Resources Code requires a notice regarding coastal area property to be included in this Agreement. Buyer and Seller hereby agree and acknowledge that Agent shall have no responsibility for determining whether the Property is a tidally Influenced property, nor the compliance by any party with the requirements applicable to such property. If applicable, Buyer, Seller, and their respective legal advisors shall prepare and execute an appropriate Addendum to thls Agreement as they deem necessary.

C.	ABSTRACT: At the time of the execution of this Agreement, Buyer acknowledges that Agent has advised and hereby advises Buyer, by this writing, that Buyer should have the abstract covering the Property examined by an attorney of Buyer's own selection or that Buyer should be furnished with or obtain a policy of title insurance.

D.	DISCLOSURE OF REAL ESTATE LICENSURE:

The       in this transaction is a licensed real estate agent acting as a principal, and is associated with a licensed real estate broker.

The_____in this transaction is a licensed real estate agent acting as a principal, and is associated with a licensed real estate broker.

E.	INTRACOASTAL WATERWAY: if the Property is located seaward of the Gulf Intracoastal Waterway, Section 61.025, Texas Natural Resources Code, requires a notice regarding the seaward location of the Property to be included as part of this Agreement.

F.	MOLD/ALLERGEN ADVISORY: Buyer is advised of the possible presence within properties of toxic (or otherwise illness-causing) molds, fungi, spores, pollens and/or other botanical substances and/or allergens (e.g. dust, pet dander, insect material, etc.). These substances may be either visible or Invisible, may adhere to walls and other accessible and inaccessible surfaces, may be embedded in carpets or other fabrics, may become airborne, and may be mistaken for other household substances and conditions. Exposure carries the potential of possible health consequences. Agent strongly recommends that Buyer contact the Texas Department of Health for further information on this topic. Buyer is advised to consider engaging the services of an environmental or Industrial hygienist (or similar, qualified professional) to inspect and test for the presence of harmful mold, fungi, and botanical allergens and substances as part of Buyer's physical condition inspection of the Property, and Buyer is further advised to obtain from such qualified professionals information regarding the level of health-related risk involved and the advisability and feasibility of eradication and abatement. Buyer Is expressly cautioned that Agent has no expertise In this area and is, therefore, incapable of conducting any level of Inspection of the Property for the possible presence of mold and botanical allergens. Buyer acknowledges that Agent has not made any investigation, determination, warranty or representation with respect to the possible presence of mold or other botanical allergens, and Buyer agrees that the investigation and analysis of the foregoing mailers is Buyer's sole responsibility and that Buyer shall not hold Agent responsible therefore.

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6)	MATERIAL FACTS:

To the best of Seller's knowledge and belief: (Check (A) or (B) only)

(A)	Seller is not aware of any material defects to the Property except as stated in the attached Property Condition Statement (Addendum F).

A	(B) Seller is not aware of any of the following, except as described otherwise in this Agreement:
(1)	any subsurface: structures, pits, waste, springs, or improvements;

2)	any pending or threatened litigation, condemnation, or assessment affecting the Property;
3)	any environmental hazards or conditions that affect the Property;
4)	whether the Property is or has been used for the storage or disposal of hazardous materials or toxic waste, a dump site or landfill, or any underground tanks or containers (other than oil and gas and other possible hazardous materials for use at dealership);
(5)	whether radon, asbestos insulation or fireproofing, urea-formaldehyde foam insulation, lead-based paint, toxic mold (to the extent that It adversely affects the health of ordinary occupants), or other pollutants or contaminants of any nature now exist or ever existed on the Property;

{

{6	whether wetlands, as defined by federal or state law or regulation, are on the Property;
7	whether threatened or endangered species or their habitat are on the Property; and any material physical defects in the improvements on the Property.

(describe any exceptions to (1)-(8) In an addendum.)

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7)	INSPECTION CONTINGENCIES:

7.1)	FEASIBILITY: Within 3 days after the Effective Date, Seller will deliver to Buyer the following Items, as well as any additional items reasonably requested by Buyer (which shall be delivered 3 days after request), to the extent that the items are In Seller's possession or readily available to Seller ("Seller's Property Information'). Any item not delivered is deemed not to be in Seller's possession or readily available to Seller, The items Seller will deliver are:

A.	Any leases or other occupancy agreements pertaining to the Property, including without limitation the Lease (as defined below)
B.	Any service contracts pertaining to the Property
C.	All title insurance policies and underlying title documents
D.	All plans including "as built' plans, drawings and specifications
E.	All structural, seismic, geotechnical, engineering, and soils assessments or reports
F.	All Phase I and Phase II environmental reports
G.	Current certificate of occupancy and all licenses, permits and approvals
H.	All recent tax bills or estimates
I.	Any applicable Seller Disclosures required by law
J.	All prior ALTA surveys
K.	All inspection reports regarding the Property including roof, HVAC, plumbing, sewer and electrical systems
L.	All governmental and insurance notices received regarding the Property
M.	Financial statements for Seller for the prior three calendar years, including but not limited to balance sheet, income statement and operating statement, in the form required under the Lease
N.	Annual gross sales reports for Seller for the past three calendar years
0.	Current financial statements for Guarantor (as defined below) dated no earlier than February 1, 2017, including but not limited to balance sheet, income statement and cash flow statement in form required under the Guaranty.

7.2)	INSPECTIONS, STUDIES, OR ASSESSMENTS:

(A)	During the term of this Agreement, Buyer shall have a license to enter the Property during which Buyer, at Buyers expense, may complete or cause to be completed Inspections, studies, or assessments of the Property, including all Improvements and fixtures. Inspections, studies, or assessments may include, but are not limited to:
(1)	physical property inspections (for example, structural pest control, mechanical, structural, electrical, and plumbing inspections);
(2	economic feasibility studies;
(3	environmental assessments (for example, soil tests, air sampling, and paint sampling);
(4	engineering studies; and
(5	compliance inspections (for example, compliance determination with zoning ordinances, restrictions, building codes, and statutes).
(6)	profit and loss statements for the last 2 years.

(B)	Seller, at Seller's expense, will turn on all utilities necessary for Buyer to make inspections, studies, or assessments.

(C)	Buyer must:
1)	employ only trained and qualified inspectors and assessors;
2)	notify Seller, in advance, of when the inspectors or assessors will be on the Property;
(3)	abide by any reasonable entry rules or requirements that Seller may require;
(4)	not interfere with existing operations or occupants of the Property; and
(5)	restore the Property to its original condition if altered due to inspections, studies, or assessments that Buyer completes or causes to be completed.

(D)	Except for those matters that arise from the negligence or wrongful conduct of Seller or Seller's agents or from the discovery of any conditions on or under the Property, Buyer is responsible for any claim, liability, encumbrance, cause of action, and expense resulting from Buyer's inspections, studies, or assessments conducted by Buyer or Buyer's agents on the Property, including any property damage or personal Injury. Buyer will indemnify, hold harmless, and defend Seller and Seller's agents against any claim involving a matter for which Buyer is responsible under this paragraph. This paragraph survives termination of this Agreement.

7.3)	FEASIBILITY PERIOD AND RIGHT TO TERMINATE: Buyer may terminate this Agreement for any reason on or before 5:00 p.m. (California time zone) on the thirtieth (30th) calendar day following the Effective Date (the 'Feasibility Period") by providing Seller with written notice of termination. If Buyer elects not to terminate before this time, Buyer shall deliver its written Notice of Approval to Seller in which event Buyer's objections for inspections shall be deemed to be waived. If Buyer does not deliver its Notice of Approval before the end of the Feasibility Period, this Agreement shall be deemed terminated. Notwithstanding anything herein to the contrary, $100 of the Deposit will be nonrefundable and will be distributed to Seller upon any termination of this Agreement as full payment and independent consideration for Seller's performance under this Agreement. If this Agreement terminates as provided above In this Section 7.3, the Deposit less the non-refundable portion will be promptly returned to Buyer and the parties will have no further rights or obligations under this agreement except for any that expressly survive the termination of this Agreement.

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7.4)	CURRENT OPERATIONS: If Buyer has timely delivered to Seller its Notice of Approval under Section 7.3, Seller may not thereafter enter into, amend, or terminate any lease or other agreemeht that affects the operations of the Property without Buyer's prior written approval. Seller will continue to operate the Property in its normal course of business, Including routine maintenance, payment of Insurance premiums, and other day-to-day obligations.

7.5)	NONCONFORMANCE: Buyer has or will Independently Investigate and verify to Buyer's satisfaction the extent of any limitations of uses of the Property. Buyer acknowledges that the current use of the Property or the Improvements located on the Property (or both) may not conform to applicable Federal, State or municipal laws, ordinances, codes or regulations. Zoning, permitted uses, height limitations, setback requirements, minimum parking requirements, limitations on coverage of Improvements to total area of land, Americans with Disabilities Act requirements, wetlands restrictions and other matters may have a significant economic Impact upon the intended use of the Property by Buyer. However, If Seller is aware of pending zoning changes and/or current nonconformance with any Federal, State or focal laws, ordinances, codes or regulations, Seller shall disclose same to Buyer in writing within 3 days after the Effective Date, or if later, as soon as Seller becomes aware of such pending zoning change or nonconformance.

7.6)	OTHER INSPECTION:

8)	SELLER EXCHANGE: Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC Section 1031. Seller's contemplated exchange shall not Impose upon Buyer any additional liability or financial obligation, and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Seller's ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

9)	BUYER EXCHANGE: Seller agrees to cooperate should Buyer elect to purchase the Property as part of a like-kind exchange under IRC Section 1031. Buyer's contemplated exchange shall not impose upon Seller any additional liability or financial obligation, and Buyer agrees to hold Seller harmless from any liability that might arise from such exchange. This Agreement Is not subject to or contingent upon Buyer's ability to dispose of its exchange property or effectuate an exchange. In the event any exchange contemplated by Buyer should fall to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

10)	"AS IS" CONDITION OF PROPERTY: AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT, BUYER IS TAKING THE PROPERTY "AS IS WITH ANY AND ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE. EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT, ASSERTION OR NONASSERTION BY SELLER OR SELLER'S AGENTS WITH RESPECT TO THE PROPERTY CONDITION, BUT IS RELYING SOLELY UPON ITS OWN EXAMINATION OF THE PROPERTY. BUYER TAKES THE PROPERTY UNDER THE EXPRESS UNDERSTANDING THERE ARE NO EXPR SS OR IMPLIED WARRANTIES (EXCEPT FOR LIMITED WARRANTIES OF TITLE SET FORTH IN THE CLOSIFJG DOCUMENTS). THIS PROVISION WILL SURVIVE THE CLOSING.

Buyer's Inftlalstitli:	Seller's Initials:	______________

11)	RISK OF LOSS: Risk of loss to the Properly shall be borne by Seller until title has been conveyed to Buyer or Buyer's designee. In the event that the improvements on the Property are destroyed or materially damaged between the Effective Date of this Agreement and the Closing Date, Buyer shall have the option of terminating this Agreement and demanding and receiving back the Deposit, with the parties being released from all obligations of this Agreement, or, alternatively, electing to purchase the Property and taking such improvements as Seller can deliver. If Buyer elects to purchase the Property, Seller shall pay all deductible amounts that are due under the insurance policy and assign all insurance proceeds to Buyer and credit the amount of the deductible due under the insurance policy or will give Buyer a credit against the Purchase Price at closing. Upon Buyer's removal of all inspection contingencies set forth in this Agreement relating to the condition of the Property, Seller shall maintain the Property through the Closing Date in substantially the same condition and repair as approved by Buyer, reasonable wear and tear excepted.

12)	CONDEMNATION: If before closing, condemnation proceedings are commenced against any part of the Property, Buyer may:

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(A)	terminate this Agreement by providing written notice to Seller within 15 days after Buyer is advised of the condemnation proceedings and the Deposit, less any Independent consideration under Paragraph 7.3, will be refunded to Buyer; or

(B)	appear and defend the condemnation proceedings and any award will, at Buyer's election, belong to:
(1)	Seiler and the Purchase Price will be reduced by the same amount; or
(2)	Buyer and the Purchase Price will not be reduced.

13)	DEFAULT:

(A)	If Buyer fails to comply with this Agreement, Buyer is in default and Seller may terminate this Agreement and receive the Deposit as liquidated damages, thereby releasing the parties from this Agreement.

(B)	If, without fault, Seller is unable within the time allowed to deliver the estoppel certificates or the commitment, Buyer may:
(1)	terminate this Agreement and receive the Deposit, less any independent consideration under Paragraph 7.3, as the sole remedy; or
(2)	extend the time for performance up to 14 days and the closing will be extended as necessary.

(C)	Except as provided in Paragraph 13B, if Seller fails to comply with this Agreement, Seller Is in default and Buyer may:
(1)	terminate this Agreement and receive the Deposit, less any independent consideration under Paragraph 7.3, as liquidated damages, and Seller shall reimburse Buyer for Its documented, actual and reasonable out-of-pocket costs and expenses in connection with Its investigation of the Property and the transactions contemplated by this Agreement and incurred following the Effective Date, up to $50,000.00 (Pursuit Costs') thereby releasing the parties from this Agreement; or
(2)	enforce specific performance, or seek such other relief as may be provided bylaw, or both.

14)	ESCROW:

(A)	At closing, the Deposit will be applied first to any cash down payment, then to 'Buyer's closing costs, and any excess will be refunded to Buyer.

(B)	If both parties make written demand for the Deposit, escrow agent may require payment of unpaid expenses Incurred on behalf of the parties and a written release of liability of escrow agent from all parties.

(C)	If one party makes written demand for the Deposit, escrow agent will give notice of the demand by providing to the other party a copy of the demand. If escrow agent does not receive written objection to the demand from the other party within 30 days after the date escrow agent sent the demand to the other party, escrow agent may disburse the Deposit to the party making demand, reduced by the amount of unpaid expenses incurred on behalf of the party receiving the Deposit and escrow agent may pay the same to the creditors.

(D)	Escrow agent will deduct any independent consideration under Paragraph 7.3 before disbursing any Deposit to Buyer and will pay the independent consideration to Seller.

(E)	if escrow agent complies with this Paragraph 14, each party hereby releases escrow agent from all claims related to the disbursal of the Deposit.

(F)	Notices under this Paragraph 14 must be sent by certified mail, return receipt requested, or by fax. Notices to escrow agent are effective upon receipt by escrow agent.

15)	ROLLBACK TAXES: If Seller changes the use of the Property before closing or If a denial of the special evaluation of the Property claimed by Seller results in the assessment of additional taxes, penalties, or Interest for periods before closing, the assessments will be the obligation of the Seller. This Paragraph 15 survives the Closing Date.

16)	AUTHORIZATION: Seller does not authorize Agent to disseminate sales information regarding this transaction, including the Purchase Price of the Property.

17)	OTHER BROKERS: Buyer and Seller agree that, in the event any broker, other than Agent or a broker affiliated with Agent, is involved in the disposition of the Property, Agent shall have no liability to Buyer, Seller or other person or entity, for the acts or omissions of such other broker, who shall not be deemed to be a subagent of Agent.

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18)	AGENT'S DISCLAIMER: Buyer and Seller acknowledge that Agent has not made any Investigation, determination, warranty or representation with respect to, without limitation, any of the following: (a) the financial condition or business prospects of the Property, or of any occupant of the Property, or any occupant's Intent to continue or renew its occupancy in the Property; (b) the legality of the present or any possible future use of the Property under any federal, state or local law or ordinance; (c) pending or possible future action by any third party or governmental entity or agency which may affect the Property; (d) the condition of the Property, including but not limited to, Its physical condition, soil conditions, the integrity and quality of any improvements, and the presence or absence of fungi or wood destroying organisms or pests; (e) the accuracy or completeness of financial Information concerning the Property Including, without limitation, any Income and expense information, projections of square footage, leases, licenses, options and other agreements affecting the Property; (f) the possibility that leases, options, or other agreements, matters or documents exist which affect or encumber the Property and which have not been provided or disclosed by Seller; (g) the presence or location of any hazardous materials on or about the Property, including but not limited to, asbestos, PCB's, lead paint, underground storage tanks or other toxic, hazardous or contaminated substances; (h) the accuracy of any Information contained in any estoppel certificate or similar letter from any occupant of the Property; (D whether the Property Is In any special assessment district or is a tidally influenced property; or, g) the number of legal parcels or units within the Property. When involved, Agent has acted solely as a conduit for the exchange of such information between Buyer and Seller and makes no representation or warranty whatsoever concerning the accuracy or reliability of such information. The Agents do not warrant that Seller will disclose any or all property defects or other matters pertaining to the Property or its condition.

BUYER AGREES THAT INVESTIGATION AND ANALYSIS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO THE FOREGOING MATTERS, ARE BUYER'S SOLE, INDEPENDENT RESPONSIBILITY AND THAT BUYER SHALL NOT HOLD AGENT RESPONSIBLE THEREFORE. BUYER AGREES AND ACKNOWLEDGES THAT BUYER HAS NOT RELIED UPON ANY REPRESENTATION OF AGENT IN CONNECTION WITH BUYER'S PURCHASE OF THE PROPERTY.

19)	AGENT'S LIMITED AUTHORITY AND RESPONSIBILITY: Agent shall have no authority to bind either Buyer or Seller to any modification or amendment of this Agreement. Agent shall not be responsible for performing any due diligence or other investigation of the Property on behalf of either Buyer or Seller, or for providing either party with professional advice with respect to, without limitation, any legal, tax, engineering, construction or hazardous materials issues.

20)	LIMITATION OF AGENT'S LIABILITY: EXCEPT FOR AGENT'S SOLE GROSS NEGLIGENCE OR SOLE WILLFUL MISCONDUCT, SELLER AGREES TO HOLD THE AGENTS HARMLESS FROM ANY DAMAGES, CLAIMS, COSTS AND EXPENSES RESULTING FROM OR RELATED TO ANY PARTY FURNISHING TO THE AGENTS OR BUYER ANY FALSE, INCORRECT OR INACCURATE INFORMATION WITH RESPECT TO THE PROPERTY OR SELLER'S CONCEALING ANY MATERIAL INFORMATION WITH RESPECT TO THE CONDITION OF THE PROPERTY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE AGENTS' LIABILITY FOR ERRORS OR OMISSIONS, NEGLIGENCE, OR OTHERWISE, IS LIMITED TO THE RETURN OF THE FEE, IF ANY, PAID TO THE RESPONSIBLE AGENT PURSUANT TO THIS CONTRACT. IN ADDITION, SELLER AGREE TO DEFEND AND HOLD THE AGENTS PARTICIPATING IN THIS TRANSACTION HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, DEBTS, DAMAGES, COSTS, AND EXPENSES INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS FEES AND COURT COSTS, RELATED TO OR ARISING OUT OF OR IN ANY WAY CONNECTED TO REPRESENTATIONS ABOUT THE PROPERTY OR MATTERS THAT SHOULD BE ANALYZED BY EXPERTS.

21)	ARBITRATION OF DISPUTES AND WAIVER OF JURY TRIAL: All disputes arising between the Parties with respect to the subject matter of this Purchase Agreement or the transaction contemplated herein (including but not limited to the parties' rights to the Deposit or the payment of commissions as provided herein) shall be settled exclusively by final, binding arbitration. The judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

The arbitration will proceed in Tarrant County and be conducted by the American Arbitration Association ('AAA'). Any party who falls or refuses to submit to arbitration following a demand by the other party shall bear all costs and expenses, including attorneys' fees, incurred by such other party In compelling arbitration.

Any arbitration will be decided by a single arbitrator selected according to the Rules. The arbitrator will decide any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication and may grant any remedy or relief that a court could order or grant on similar motions. The arbitrator shall apply the provisions of this Purchase Agreement without varying therefrom, and shall not have the power to add to, modify, or change any of the provisions hereof.

In any arbitration proceeding discovery will be permitted only in accordance with the terms of this paragraph. Discovery by each party shall be limited to: (i) a maximum number of five (5) depositions limited to four hours each; (ii) requests for production of documents; (iii) ten interrogatories: inquiring into the facts and amount of damages sought by the other party and another into the calculation of those damages; and (iv) subpoenas upon third parties for production of documents, depositions, and to appear at a hearing. The scope of discovery may be expanded only upon the mutual consent of the parties.

The Parties understand and agree that they are entering into this arbitration agreement voluntarily, and that by doing so they are waiving their rights to a jury trial or to have their claims otherwise litigated in court. Notwithstanding the foregoing, If necessary to record a us pendens or similar instrument as to the Property, Buyer may initiate a judicial proceeding.

Purchase Agreement	8 of 12	Seller's Initials ________ Buyers Initials _________
Copyright Marcus & Millichap 2015

22)	SUCCESSORS & ASSIGNS: This Agreement and any addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto.

23)	TIME: Time is of the essence of this Agreement. The parties require strict compliance with the times for performance. If the last date to perform under a provision of this Agreement falls on a Saturday, Sunday or legal holiday, the time for performance is extended until 5:00 p.m. the next day which is not a Saturday, Sunday or legal holiday.

24)	FOREIGN INVESTOR DISCLOSURE: Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of the Foreign Investment In Real Property Tax Act (FIRPTA) and regulations promulgated there under. Buyer and Seller both agree to provide a signed FIRPTA form to Agent on or before the closing date.

25)	ACCEPTANCE AND EFFECTIVE DATE: The "Effective Date" of this Agreement for the purpose of performance of all obligations is the date the escrow agent receives this Agreement after all parties execute this Agreement.

This Agreement may be executed In counterparts, and transmitted by facsimile by and to the parties, and each such counterpart shall be deemed an original, and all of them together shall constitute a single instrument.

26)	GOVERNING LAW: This Agreement shall be construed under and governed by the laws of the State of Texas and, unless otherwise provided herein, all obligations of the parties hereunder are to be performed in the county where the Property Is located.

27)	NON-DISCRIMINATION: Buyer and Seller acknowledge that it Is illegal for either Seller, Buyer or Agent to refuse to lease or sell to any person on the basis of, without limitation, race, color, religion, national origin, sex, age, marital status or physical disability.

28)	INTEGRATION AND SURVIVAL: This Agreement contains the entire understanding and agreement between Buyer and Seller concerning the subject matter herein, and supersedes any and all prior agreements, understandings, promises and representations, whether written or oral, between the Buyer and Seller, concerning the subject matter hereof. There are no other understandings, oral or written, which in any way alter or enlarge the terms of this Agreement, and there are no warranties or representations with respect to the Property or this Agreement of any nature whatsoever, either express or implied, except as set forth herein. Should any provision of this A9reement or portion thereof be deemed illegal, invalid or otherwise unenforceable, then to the maximum extent permitted by law, the remainder of the Agreement shall remain valid and binding as between the parties.

29)	NOTICES: All notices required or permitted hereunder shall be given to the parties In writing (with a copy to Agent) at their respective addresses as set forth below, unless otherwise agreed by the parties. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance shall be extended to 5:00 p.m. the next business day. All notices between Buyer and Seller must be in writing and are effective when hand-delivered, mailed by certified mail return receipt requested, sent via a nationally recognized overnight carrier, or sent by facsimile transmission to the parties' addresses set out as follows:

Seller:	ANS Real Estate Ltd.	Buyer	Rich Uncles NNN Operating Partnership, LP
do:	Adam Smith	do:	David Perduk 3080
Address:	PO Box 586 Ranoke, TX 76262	Address:	Bristol Street, Suite 550 Costa Mesa, CA
Telephone No.:	(817), q 26 7 -2 6 4 4	Telephone No.:	92626 (949) 873-6535
Fax No.:	r17-421-ilst ntletActlel	Fax No.:
Email:	adam@terasharhyreutfis	Email:	david@richuncles.com
Seler’s Attorney:	Griffith, Jay & Michel, LLP	Buyer’s Attorney:	Dan K. Winton
	Richard L. Bourland	do:	Daniel K. Winton
Address:	2200 Forest Park	Address:	4685 MacArthur Court, Suite 450
Boulevard Park
	Worth, Texas 76110		Newport Beach, CA 92660
Telephone No.:	(817) 932-6123	Telephone No.:	(949) 252-0516

Email:	richardb@lawgjm.com	Fax No:	(949) 476-2477
		Email:	dwinton@wintonlaw.com

Purchase Agreement	9 of 12	Seller's Initials ________ Buyers Initials _________
Copyright Marcus & Millichap 2015

30)	ATTACHED ADDENDA:	0	Information About Brokerage Services
		m	Addendum A - Legal Description
		m	Addendum B - Third Party Financing
		m	Addendum C - Lead Based Paint (required for residential dwellings constructed prior to 1978)
		m	Addendum D - Estoppel Certificates CI Addendum E – Intermediary Relationship Notice
		m	Addendum F - Disclosure Notice
		m	Addendum G - MUD Notice
		m	Lease
		1:1	SNDA Agreement (to be prepared by Buyer and approved by Seller during the Feasibility Period)
		m	Purchase Addendum

31)	AGENCY: The Term "Agent' refers to Marcus & Millichap Real Estate Investment Services and/or Other Broker, if applicable as set forth below. Each Agent only has duties to the party they represent as identified below. If either Agent is acting as an Intermediary, then that Agent will only have the duties of an Intermediary and both Buyer and Seller consent by their signature below that Agent has provided all proper notices and disclosures to this sale:

Marcus & Millichap Real Estate

Investment Services:

c/o:	Philip Levy
Address:	300 Throckmorton St, Ste 1500
Fort Worth, TX 76262
Telephone No.:	(817) 932-6123
Fax No.:	(817) 380-1153
Email:	pleyy0,maretismillichap.com

Buyer and Seller both acknowledge that they have been presented with the Information About Brokerage Services form prior to execution of this contract and have been advised of the below agency status.

Marcus & MillIchap Real Estate Investment Services:

X Represents Seller only

Buyer is not represented by a Real Estate Agent.

Seller will pay Marcus & Millichap the Commission specified by separate written Representation Agreement. Payment of the Commission will not alter the fiduciary relationships between the parties and the Agents.

32)	CONSENT REQUIRED: Buyer, Seller, and Title Company agree that the Agents are third party beneficiaries of this Agreement with respect to the Commission established in the separate Representation Agreement, and that no changes may be made by Buyer, Seller, or Title Company as to the time of payment, amount of payment or the conditions for payment of the Commission without the written consent of the Agents.

33)	RIGHT TO CLAIM A LIEN: Pursuant to Chapter 62 of the Texas Property Code, the Agents hereby disclose their right to claim a lien based on the separate Representation Agreement and any other commission agreements referenced in this Agreement or applicable to the transaction contemplated by this Agreement. This disclosure is hereby incorporated in any such commission agreements.

34)	AGREEMENT AS OFFER. The execution of this Agreement by the first party constitutes an offer to purchase or sell the Property. Unless, within two (2) business days after the date of execution of this Agreement by the first party, this Agreement is accepted by the other party by signing the offer and delivering a fully executed copy to the first party or Title Company, the offer of this Agreement will be deemed automatically withdrawn, and the Deposit, if any, will be promptly returned to Buyer.

Purchase Agreement	10 of 12	Seller's Initials ________ Buyers Initials _________
Copyright Marcus & Millichap 2015

35)	OTHER TERMS AND CONDITIONS:

The closing of the sale of the Property as set forth in this Agreement is contingent upon the delivery at the closing of a new Commercial Lease Agreement (the form of which is attached hereto as Addendum H) (the "Lease') executed by Calculated Risk Bedford, LP d/bla Texas Harley-Davidson ("Tenant"), as Tenant, and by Buyer, as Landlord. The Lease shall contain the following terms Of there are any conflicts between the provisions of the Lease and of this Agreement, the provisions of the Lease shall control):

•	Absolute Triple Net Lease — Tenant is responsible for paying all Taxes, Insurance, and Common Area Maintenance, and shall maintain, repair, and if necessary, replace the roof, structure and parking lot
•	15-year Primary Term with Two, Five Year Option Periods
•	Initial Annual Base Rent shall be $900,000
•	Rent shall increase by 10%, every 5 Years
•	The Lease shall contain a Personal Guaranty (in the form of the Lease Guaranty Agreement attached to the Lease)(the "Guaranty") from Adam Smith ("Guarantor"), which shall terminate seven (7) years after the closing.
•	Tenant shall have a Right of First Offer to purchase the Property, the form of which is attached to the Lease
•	Tenant shall be able to assign the entire Guaranty to an entity approved by Harley-Davidson, with a minimum net worth of $10,000,000, which purchases the dealership operated by Tenant
•	In the event Tenant assigns the lease, the Guaranty shall continue in effect for the first seven years from the Lease Commencement Date of the Lease

BUYER AND SELLER HEREBY ACKNOWLEDGE THAT AGENT HAS ADVISED THE PARTIES TO CONSULT WITH THEIR RESPECTIVE LEGAL COUNSEL CONCERNING THE LEGAL EFFECT AND VALIDITY OF THIS AGREEMENT PRIOR TO ITS EXECUTION.

The rest of this page intentionally left blank

Purchase Agreement	11 of 12	Seller's Initials ________ Buyers Initials _________
Copyright Marcus & Millichap 2015

Executed below and to be effective as of the Effective Date.

BUYER:
DATE:	February[9] , 2017	RICH UNCLES NNN OPERATING PARTNERSHIP, LP, a Delaware limited partnership

Telephone:	Attn: David Perduk (949) 873-6535	By:	Rich Uncles NNN REIT, Inc. a Maryland
c
o
r
po,iwtlon, Its General Partner

Facsimile:	NIA	By:

H old Ho
C ef Ex utive Officer

SELLER:
DATE:	February et ,2017	ANS REAL ES
Telephone:	(817) 312 _____2007 7.0-2,6[1]49	By:
Facsimile:	117 —14 c 1	Name:	Adarrh Smith
		Title:	if ft-5

TITLE COMPANY RECEIPT: The title company acknowledges receipt of this contract on February_, 2017___ (the "Effective Date') and, upon receipt of the Deposit, accepts the Deposit subject to the terms and conditions in this Agreement.

DATE:	February 2017	TITLE COMPANY:
Telephone:		RATTIKIN TITLE
Facsimile:		By:

Name:
Title:

PARTIES UNDERSTAND AND ACKNOWLEDGE THAT BROKER IS NOT QUALIFIED TO PROVIDE, AND HAS NOT BEEN CONTRACTED TO PROVIDE, LEGAL, FINANCIAL OR TAX ADVICE, AND THAT ANY SUCH ADVICE MUST BE OBTAINED FROM PARTIES' ATTORNEY, ACCOUNTANT OR TAX PROFESSIONAL.

Purchase Agreement	12 of 12	Seller's Initials ________ Buyers Initials _________
Copyright Marcus & Millichap 2015

Addendum A
Legal Description

5.943 ACRES DESCRIPTION

STATE OF TEXAS

COUNTY OF TARRANT

WHEREAS ANS Real Estate, Ltd., a Texas limited partnership, is the sole owner of a tract of land situated in the City of Bedford, Tarrant County, Texas, out of the T. W. Williams Survey, Abstract Number 1735, and being part of Lot 1-R, Block 1 of the First State Bank Addition to the City of Bedford, Tarrant County, Texas, as per plat recorded in Tarrant County Document Number 0215149020 of the Plat Records of Tarrant County, Texas, the same being part of that called 5.822 acres of land described in a deed to ANS Real Estate, Ltd, recorded in Tarrant County Clerk's Document Number 0212289619, and part of that called 1.00 acres of land described in a deed to ANS Real Estate, Ltd, recorded in Tarrant County Document Number 0215007238, and being further described by metes and bounds as follows:

BEGINNING at a 1/2 inch steel rod found at the Northwest corner of said 5.822 acres, being the Northwest corner of said Lot 1-R;

THENCE North 89 degrees 21 minutes 15 seconds East, 417.55 feet to a 5/8 inch steel rod found at the Northeast corner of said 5.822 acres, being the Northeast corner of said Lot 1-R;

THENCE South 01 degrees 01 minutes 50 seconds East, 627.94 feet to a 1/2 inch steel rod found in the North line of Shoalmont Road, at the Southeast corner of said 5.822 acres, being the Southeast corner of said Lot 1R;

THENCE North 89 degrees 45 minutes 36 seconds West, 401.39 feet to a 1/2 inch steel rod set capped "1519 Surveying" in the North line of Shoalmont Road;

THENCE North 00 degrees 19 minutes 00 seconds West, 182.35 feet to a 1/2 inch steel rod set capped "1519 Surveying";

THENCE South 89 degrees 35 minutes 38 seconds West, 24.00 feet to a 5/8 inch steel rod found at an inside ell corner of said 5.822 acres, being the inside ell corner of said Lot 1-R;

THENCE North 00 degrees 19 minutes 00 seconds West, 439.27 feet to the Point of Beginning, containing 5.943 acres of land.

Bearings based on Grid North, State Plane Coordinate System, NAD83, Texas North Central Zone 4202.

PARTIES UNDERSTAND AND ACKNOWLEDGE THAT BROKER IS NOT QUALIFIED TO PROVIDE, AND HAS NOT BEEN CONTRACTED TO PROVIDE, LEGAL, FINANCIAL OR TAX ADVICE, AND THAT ANY SUCH ADVICE MUST BE OBTAINED FROM PARTIES' ATTORNEY, ACCOUNTANT OR TAX PROFESSIONAL.

Cr	11-2-2015

Information About Brokerage Services

Texas law requires all real estate license holders to give the following information about
Brokerage services to prospective buyers, tenants, seller and landlords.

TYPES OF REAL ESTATE LICENSE HOLDERS:

•	A BROKER is responsible for all brokerage activities Including acts performed by sales agents sponsored by the broker.
•	A SALES AGENT must be sponsored by a broker and works with clients on behalf of the broker.

A BROKER'S MINIMUM DUTIES REQUIRED BY LAW (A client is the person or party that the broker represents):

•	Put the interests of the client above all others, including the brokers own interests;
•	inform the client of any material information about the property or transaction received by the broker;
•	Answer the client's questions and present any offer to or counter-offer from the client; and
•	Treat all parties to a real estate transaction honestly and fairly.

A LICENSE HOLDER CAN REPRESENT A PARTY IN A REAL ESTATE TRANSACTION:

AS AGENT FOR OWNER (SELLER/LANDLORD): The broker becomes the property owners agent through an agreement with the owner, usually In a written listing to sell or properly management agreement. An owner's agent must perform the broker's minimum duties above and must Inform the owner of any material Information about the property or transaction known by the agent, Including information disclosed to the agent or subagent by the buyer or buyer's agent.

AS AGENT FOR BUYER/TENANT: The broker becomes the buyer/tenant's agent by agreeing to represent the buyer, usually through a written representation agreement. A buyer's agent must perform the brokers minimum duties above and must Inform the buyer of any material Information about the properly or transaction known by the agent, Including Information disclosed to the agent by the seller or saes agent.

AS AGENT FOR BOTH — INTERMEDIARY: To act as an intermediary between the parties the broker must first obtain the written agreement of each party to the transaction. The written agreement must state who will pay the broker and, In conspicuous bold or underlined print, set forth the broker's obligations as an Intermediary. A broker who acts as an intermediary:

•	Must treat all parties to the transaction impartially and fairly;
•	May, with the parties' written consent, appoint a different license holder associated with the broker to each party (owner and buyer) to communicate with provide opinions and advice to, and carry out the Instructions of each party to the transaction;
•	Must not, unless specifically authorized in writing to do so by the Party, disclose:

o	That the owner will accept a price less than the written asking price;
o	That the buyer/tenant will pay a price greater than the price submitted In a written offer, and
o	Any confidential information or any other Information that a party specifically Instructs the broker In writing not to disclose, unless required to do so by law.

AS SUBAGENT: A license holder acts as a subagent when aiding a buyer in a transaction without an agreement to represent the buyer. A subagent can assist the buyer but does not represent the buyer and must place the Interest of the owner first.

TO AVOID DISPUTES, ALL AGREEMENTS BETWEEN YOU AND A BROKER SHOULD BE IN WRITING AND CLEARY ESTABLISH:

•	The brokers duties and responsibilities to you, and your obligations under the representation agreement.
•	Who will pay the broker for services provided to you, when payment will be made and how the payment will be calculated.

LICENSE HOLDER CONTACT INFORMATION: This notice is being provided for information purposes. It does not create an obligation for you to use the broker's services. Please acknowledge receipt of this notice below and retain a copy for your records.

Marcus & Millichap	9002994	tim.sneckamercusmillichaacom	972-755-5200
Licensed Broker/Broker Firm Name or Primary Assumed Business Name	License No.	Email Address	Phone

Tim A. Speck	432723	tim.soeckemarcusmillichaa.com	972-755-5200
Designated Broker or Firm	License No.	Email Address	Phone

Licensed Supervisor of Sales Agent/ Associate	License No.	Email Address	Phone

Sales Agent/Associate's Name	License No.	Email Address	Phone

Buyer/Tenant/Seller/Landlord Initials	Date

Regulated by the Texas Real Estate Commission	Information available at viswv.trec.texas.go

Off

ADDENDUM D

ESTOPPEL CERTIFICATE

[See Attached]

TENANT ESTOPPEL CERTIFICATE

[Name of Lender]

Rich Uncles NNN Operating Partnership, LP

3080 Bristol Street, Suite 550

Costa Mesa, CA 92626

Re:	Commercial Lease Agreement dated , 2017 ("Lease") between Rich Uncles NNN Operating Partnership, LP, a Delaware limited partnership ("Landlord") and Calculated Risk Bedford, LP, a Texas limited partnership, dba Texas Harley-Davidson ("Tenant") for that certain Premises located at 1 Texas Harley Way in the City of Bedford, Tarrant County, Texas ("Premises" or "Property")

Ladies and Gentlemen:

As of the date hereof, the undersigned hereby certifies to Landlord and to                                                             ("Lender") and to their respective successors and assigns as follows:

1.          Tenant is the current tenant under the Lease. A true, correct and complete copy of the Lease (including all addenda, riders, amendments, modifications and supplements thereto) is attached hereto as Schedule 1. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Lease has not been modified, changed, altered or amended in any respect except as shown on Schedule 1.

2.          The Lease is in full force and effect, having been duly executed and delivered by Tenant.

3.          Tenant has unconditionally accepted and is in possession of the Premises. All improvements to be constructed on the Premises by Landlord have been completed to Tenant's

satisfaction and accepted by Tenant except for                                                                                        .. Any tenant construction allowances payable to Tenant have been paid in full. The Premises are in good condition and are in material compliance with all applicable laws, regulations and building codes and require no repair, replacement or maintenance other than routine maintenance.

4.          The current base monthly rent under the Lease is $       which has been paid through and including                                            . Tenant's percentage of operating expenses, real estate taxes and other pass-through expenses is one hundred percent (100%). Tenant has not paid rent for more than one (1) month after the month during which this Estoppel Certificate is executed.

5.          Tenant has not entered into any sublease, assignment or other agreement transferring any of its interest in the Lease or the Premises.

6.            The term of the Lease commenced on          , 2017, and expires on                                        . Tenant has no options to extend the term of the Lease except for three (3) five year options.

7.            Tenant has no expansion option or right of first offer or right of first refusal to lease or occupy any other space within the real property of which the Premises form a part.

8.            Tenant has no claim against Landlord for any security or other refundable deposit except for a security deposit in the amount of $

9.            Tenant has no offsets, deductions or credits against the payment of rents or other charges due or to become due under the Lease.

10.          Except for right of first offer as set forth in Section          of the Lease, Tenant has no option, right of first refusal or preferential right to purchase all or any part of the Premises, nor any right or interest with respect to the Premises other than as the tenant under the Lease.

11.          Neither Tenant nor to Tenant's current, actual knowledge is Landlord currently in default or breach under the Lease, nor is there any state of facts or any condition which, with notice, the passage of time, or both, which would result in a default or breach on the part of either Landlord or Tenant under the Lease, except as follows:

12.          To the best of Tenant's current, actual knowledge, no dispute or controversy exists between Landlord and Tenant, and to Tenant's current, actual knowledge, Tenant has no claims or cause of action against Landlord.

13.          There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization of arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

14.          Other than oil, gas, other lubricants, solvents, fluids and batteries used in connection with Tenant's business as a motorcycle dealership, which uses have been in compliance with federal, state and local environmental laws, there are no Hazardous Materials (as defined in Section 14.03 of the Lease) or underground storage tanks located in, on, under or adjacent to the Property which are in violation of applicable federal, state and local environmental laws.

15.          The individual signing this Certificate on behalf of Tenant is duly authorized to execute this Certificate on behalf of Tenant.

16.          Tenant acknowledges that this Estoppel Certificate is made to Landlord and Lender in connection with Lender's prospective financing of the Property. Landlord and Lender and their respective affiliates, successors, agents and assigns, will be relying on this Estoppel Certificate in connection with Lender's financing of the Property and, but for the assurances and agreements contained herein, Lender would not finance the Property.

17.          In the event of foreclosure of Lender's deed of trust, Tenant will attom to and recognize Lender as Landlord under the Lease and will pay all rents and other amounts due thereunder to Lender upon notice to the undersigned that Lender has become the owner of Landlord 's interest in the Premises under the Lease.

"Tenant"	CALCULA r ISK BEDFORD, LP, a Texas
limited part —sl is, dba Texas Harley-Davidson

By:

Name:

Title:

Date: , 2017

SCHEDULE 1 TO ESTOPPEL CERTIFICATE

THE LEASE

[To be Attached]

ADDENDUM H

LEASE

[See Attached]

COMMERCIAL LEASE AGREEMENT

THIS IS A TRIPLE NET LEASE. ALL TAXES, INSURANCE, UTILITIES,
CAPITAL IMPROVEMENTS AND OPERATIONAL EXPENSES ARE PAID
BY TENANT UNLESS EXPRESSLY SET FORTH OTHERWISE HEREIN.

COMMERCIAL LEASE AGREEMENT

TABLE 01? CONTENTS

COMMERCIAL LEASE AGREEMENT	Page i

FOR GOOD AND VALUABLE CONSIDERATION, the parties to this Lease agree as follows:

ARTICLE ONE

DEFINED TERMS

As used in this Commercial Lease Agreement (the "Lease"), the terms set forth in this ARTICLE One have the following meanings:

1.01	Effective Date: The last date beneath the signatures of Landlord and Tenant on this Lease.

1.02	Parties to Lease:

A.	Landlord: Rich Uncles NNN Operating Partnership, LP [insert closing entity when determined]

Attn: David Perduk

Address:       3080 Bristol Street, Suite 550, Costa Mesa, CA 92626

Telephone:   949.873.6535

E-mail            david@richuneles.com

B.	Tenant: Calculated Risk Bedford, LP dba Texas Harley-

Davidson Attn: Adam Smith

Address:       PO Box 586, Roanoke, TX 7626

Telephone:   (817)3:-222899— 267 24%

Email:             adain(q)b,....3611‘,/

       00CActicIrlAtehtol.

1.03	Premises:

A.	Street address: 1 Texas Harley Way, Bedford, Texas 76021

B.	Legal description: The property on which the Building (defined in subsection C below) is situated (the "Property") is more particularly described on Exhibit "A".

C.	Building: For purposes of this lease, the Premises includes a building which Landlord and Tenant stipulate contains 70,96Q square feet ("Building").

D.	Premises: The defined term Premises shall be deemed to include the Property and the Building and other improvements located on the Property.

1.04	Term: 15 years. The term shall commence upon that date which Landlord acquires fee title to the Premises ("Commencement Date") and end upon the day immediately preceding the fifteenth (15th) year anniversary thereof ("Expiration Date.")

1.05	Rent: Initial annual Base Rent shall be $900,000.00

Years 1-5	$75,000.00 per month
Years 6-10	$82,500.00 per month
Years 11-15	$90,750.00 per month
1: Years 11-15	$99,825.00 per month
2: Years 16-20	$109,807.50 per month

(The term "Rent" is defined in Section 3.01.)

COMMERCIAL LEASE AGREEMENT	Page 1

1.06	Permitted Use: Tenant shall only use the Premises for the following purpose and all other purposes incident thereto: a Motorcycle Dealership store selling Harley-Davidson Motorcycles and related merchandise and services and events. No other use will be permitted without Landlord's prior written consent.

1.07	Payments: Tenant shall deliver payments under this Lease to Landlord at 3080 Bristol Street. Suite 550 Costa Mesa CA 92626 Attn: Asset Management. Landlord may designate in writing the party authorized to act on behalf of Landlord to enforce this Lease. Any such authorization will remain in effect until it is revoked by Landlord in writing.

ARTICLE TWO

LEASE AND TERM

2.01	Lease of Premises for Term. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Term stated in Section 1.05. The Commencement Date is the date specified in Section LOS unless advanced or delayed under any provision of this Lease.

2.02	Holding Over. Tenant shall vacate the Premises immediately upon the expiration of the Term or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages incurred by Landlord as a result of any delay by Tenant in vacating the Premises. If Tenant does not vacate the Premises upon the expiration of the Term or earlier termination of this Lease, Tenant's occupancy of the Premises will be a day-to-day tenancy, subject to all of the terms of this Lease, except that the Base Rent during the holdover period will be increased to an amount that is one-and-one-half (1 1/2) times the Base Rent in effect on the expiration or termination of this Lease, computed on a daily basis for each day of the holdover period, plus all additional sums due under this Lease. This Section will not be construed as Landlord's consent for Tenant to hold over or to extend this Lease.

ARTICLE THREE

RENT

3.01	Manner of Payment. All sums of Base Rent or other amounts payable under this Lease by Tenant to Landlord (the "Rent") will be made to the Landlord at the address designated in Section 1.07 unless another person is designated in Section 1.07 or to any other party or address as Landlord may designate in writing. Any and all payments made to a designated third party for the account of the Landlord shall be deemed made to Landlord when received by the designated third party. The Base Rent is the minimum rent for the Premises and is subject to the terms and conditions contained in this Lease, together with the attached Addenda, if any.

3.02	Time of Payment. Upon execution of this Lease, Tenant shall deposit with Rattikin Title, at 201 Main Street, Suite 800, Fort Worth, Texas, 70102, Attn: Megan Newborn, as the escrow holder in connection with Landlord's acquisition of the Premises, the installment of Base Rent for the first 30 days of the Term. Upon the closing of the Premises, said first installment of Base Rent shall be disbursed to Landlord. On or before the first day of each succeeding month of the Term, the installment of Base Rent and other sums due under this Lease will be due and payable, in advance, without off-set, deduction or prior demand. If the Term commences or ends on a day other than the first or last day of a calendar month, the Rent for any fractional calendar month following the Commencement Date or preceding the end of the Term will be prorated by days. If any Rent is not received by Landlord or Landlord's designee within five (5) days after that Rent is due, Tenant shall pay to Landlord a late charge of 5% of the amount due as liquidated damages in lieu of actual damages (other than interest and attorneys' fees and costs). Tenant shall pay such amount to Landlord as Rent concurrently with the next installment of Base Rent due and owing under the Lease. In addition, if any Rent is not received by Landlord or Landlord's designee within five (5) days after that Rent is due, Tenant shall pay to Landlord annual interest on the past due amount from the date due until paid at the rate of 10% per year, or such lesser rate allowed by law.

COMMERCIAL LEASE AGREEMENT	Page 2

ARTICLE FOUR

TAXES

4.01	Payment. Subject to the provisions of Section 4.02 below, Tenant shall pay directly to the applicable authority, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments of every type or nature assessed against or imposed upon the Premises ("Impositions") during the Lease Term related to or arising out of this Lease and the activities hereunder, including without limitation: (i) all taxes or assessments upon the Premises or any part thereof and upon any personal properly, trade fixtures, and improvements located on the Premises, or any tax or charge levied in lieu of such taxes and assessments; (ii) all taxes, charges, license fees, and or similar fees imposed because of the use of the Premises by Tenant; and (iii) all excise, franchise, transaction, privilege, license, rental, sales, use, and other taxes upon the Rent hereunder, the leasehold estate, or activities pursuant to tins Lease. The term Imposition as used herein shall be deemed to include any increases in any Impositions which are assessed or imposed during the term of the Lease, including, without limitation, any reassessment arising from the sale of Landlord's interest in the Premises. Tenant shall not be required to pay or reimburse Landlord for any capital stock, privilege, franchise, estate, inheritance, devolution, succession, transfer, gift or income tax, non-ad valorem tax or tax of a similar nature which is or may become payable by Landlord or which may be imposed against Landlord or against the rents payable hereunder or upon the income or profits of Landlord because of any law now in force or hereafter enacted. Tenant may take the maximum benefit of any law allowing Impositions or assessments to be paid in installments, and in such event only the amount actually owed by Landlord during the applicable tax year shall be included in Impositions for purposes of this Section.

4.02	Delivery. If Landlord receives the bills for Impositions levied or assessed on the Premises, Landlord shall furnish Tenant with copies of all bills for such Impositions, together with any and all back-up documentation provided therewith, within ten (10) days after receipt thereof by Landlord. Landlord shall bear all interest, penalties, late charges and lost discount amounts incurred as a result of Landlord's failure to provide Tenant with the bills for the Impositions in a timely manner. If Tenant receives the bills for the Impositions from Landlord or the taxing authority on a timely basis, Tenant shall pay all Impositions levied or assessed thereon directly to the taxing authority prior to the date any fine, penalty, interest or cost may be added thereto, or become due or be imposed by operation of law for the non-payment or late payment thereof. Within thirty (30) days after each tax and assessment payment is required by this ARTICLE Pour to be paid, Tenant shall, upon prior written request of Landlord, provide Landlord with evidence reasonably satisfactory to Landlord that such payment was made in a timely fashion.

ARTICLE FIVE

INSURANCE AND INDEMNITY

5.01	Property Insurance. In addition to such other insurance as Landlord may reasonably require from time to time, Tenant, at its own expense, shall procure and continue in force broad form commercial property insurance against damage occurring to the Premises, and Tenant's machinery, furniture, inventory and merchandise, during the term of this Lease and any extension thereof with loss payable to Landlord and to any lender having a loan secured by the Premises. Such insurance shall provide replacement cost coverage at 100% of the replacement value for any and all such property damage (less a deductible of not to exceed $10,000). Tenant shall provide Landlord with a copy of the policy or certificate (or a renewal) prior to the Commencement Date and at least ten (10) business days prior to the expiration of the policy during the term of this Lease. The policy shall state that the coverage cannot be canceled or modified without thirty (30) days' prior written notice to Landlord. If the Tenant fails to maintain the policy, Landlord may elect to maintain the insurance at Tenant's expense.

COMMERCIAL LEASE AGREEMENT	Page 3

5.02	Liability Insurance. During the Term, Tenant shall maintain a commercial general liability policy of insurance, at Tenant's expense, insuring Landlord against liability arising out of the ownership, use, occupancy, or maintenance of the Premises. The initial combined single limit amounts of the insurance must be at least: $2,000,000 for each occurrence, $5,000,000 General Aggregate per policy year. In addition, Tenant shall carry Business Auto Liability with limits of not less than $500,000 for each occurrence and $2,500,000 General Aggregate per policy year. Tenant shall carry umbrella liability coverage of not less than $10,000,000. Landlord shall be added as an additional insured to each such liability policy. The amounts of the insurance will not limit Tenant's liability or relieve Tenant of any obligation under this Lease. The policies must contain contractual liability coverage, cross-liability endorsements, if applicable, be primary and non-contributing with any policy carried by Landlord, and must insure Tenant's performance of the indemnity provisions in this Lease, including but not limited to Section 5.03. Tenant must also maintain business interruption insurance in commercially reasonable amounts to allow Tenant to maintain, rebuild and reopen its operations on the Premises, as well as Workers' compensation and Employers Liability Insurance with statutorily mandated limits covering all persons employed by Tenant on the Premises for any work done on or about any of thePremises for which claims for death or bodily injury could be asserted against Landlord, Tenant, or the Premises. The policies must contain a provision that prohibits cancellation or modification of the policy except upon thirty (30) days' prior written notice to Landlord and must name Landlord as an additional insured Tenant may discharge Tenant's obligations under this Section by naming Landlord as an additional insured under a commercial general liability insurance policy maintained by Tenant and containing the coverage and provisions described in this Section. Tenant shall deliver a copy of the policy or certificate (or a renewal) to Landlord prior to the Commencement Date and at least ten (10) business days prior to the expiration of the policy during the Term. If Tenant fails to maintain the policy, Landlord may elect to maintain the insurance at Tenant's expense. Tenant may, at Tenant's expense, maintain other liability insurance as Tenant deems necessary. Tenant shall provide copies of all such insurance to Landlord and all renewals and/or amendments to same. All policies of insurance to be carried by Tenant under this ARTICLE Five shall be written by a company or companies authorized to engage in the business of providing the applicable insurance in the State of Texas with a general policyholder's rating of at least A and a financial rating of at least XI as defined by A.M. Best. Tenant's policies of insurance required to be carried under this ARTICLE Five shall contain a commercially reasonable waiver of subrogation clause serving to waive any rights of subrogation that such insurer may have against Landlord, its managers, parents, members, shareholders, directors, officers, employees, and agents.

5.03	Indemnity. Landlord shall not be liable to Tenant or to Tenant's employees, agents, invitees or visitors, or to any other person, for any injury to persons or damage to property on or about the Premises or any adjacent area owned by Landlord caused by the negligence or misconduct of Tenant, Tenant's employees, subtenants, agents, licensees or concessionaires or any other person entering the Premises under express or implied invitation of Tenant, or arising out of the use of the Premises by Tenant and the conduct of Tenant's business, or arising out of any breach or default by Tenant in the performance of Tenant's obligations under this Lease; and Tenant hereby agrees to indemnify, defend with counsel reasonably approved by Landlord, and hold Landlord, its members, and its lenders and their respective partners, officers, directors, employees and agents harmless front any loss, expense (including, without limitation, reasonable attorneys' fees), liabilities, damages, judgements, or claims arising out of such damage or injury, WHETHER OR NOT CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF LANDLORD OR LANDLORD'S EMPLOYEES OR AGENTS. Tenant shall not be liable for any injury or damage caused by the gross negligence or intentional misconduct of Landlord, or Landlord's employees or agents.

5.04	Increase in Premiums. Other than the use or storage of oil and gas and other possible hazardous materials used in the day to day operations of a Harley-Davidson dealership, Tenant shall not permit any operation or activity to be conducted, or storage or use of any volatile or any other materials, on or about the Premises that would cause suspension or cancellation of any insurance policy carried by Tenant or Landlord, or increase the premiums therefor, without the prior written consent of Landlord.

ARTICLE SIX

USE OF PREMISES

6.01	Permitted Use. Tenant may use the Premises only for the Permitted Use stated in Section 1.08. The parties to this Lease acknowledge that the current use of the Premises or the improvements located on the Premises, or both, may or may not conform to the city zoning ordinance with respect to the permitted use, height, setback requirements, minimum parking requirements, coverage ratio of improvements to total area of land and other matters that may have a significant economic impact upon the Tenant's intended use of the Premises. Tenant acknowledges that Tenant has or will independently investigate and verify to Tenant's satisfaction the extent of any limitations or non-conforming uses of the Premises. Tenant further acknowledges that Tenant is not relying upon any warranties or representations of Landlord concerning the Permitted Use of the Premises, or with respect to any uses of the Building or any improvements located on the Premises.

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6.02	Compliance with Laws. Tenant shall comply with all governmental laws, ordinances and regulations (including amendments and changes thereto) applicable to the Premises, and will promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances and other activities in or upon, or connected with the Premises, all at Tenant's sole expense, including any expense or cost resulting from the construction or installation of fixtures and improvements or other accommodations for handicapped or disabled persons required for compliance with governmental laws and regulations, including but not limited to the Texas Architectural Barriers law (Article 9102 and any successor statute) and the Americans with Disabilities Act (the "ADA"). To the extent any alterations to the Premises are required by the ADA or other applicable laws or regulations, Tenant shall bear the expense of the alterations.

6.03	Certificate of Occupancy. If required, Tenant shall obtain a Certificate of Occupancy from the municipality in which the Premises is located prior to occupancy of the Premises. Landlord may, but has no obligation to, cure any such defects, including any repairs, installations, or replacements of any items that are not presently existing on the Premises, or that have not been expressly agreed upon by Landlord in writing.

6.04	Signs. Tenant at its own cost shall have the right to install signage on the Premises to include the existing pole sign. Any signs installed by Tenant must conform to applicable laws, deed restrictions on the Premises, and other applicable requirements. Tenant must remove all signs, decorations and ornaments at the expiration or termination of this Lease and must repair any damage and close any holes caused by the removal. Landlord does not warrant or guarantee they type or size of sign(s) allowed.

6.05	Utility Services. Tenant shall pay the cost of all utility services, including but not limited to initial connection charges, all charges for gas, water, sewerage, storm water disposal, communications and electricity used on the Premises, and for replacing all electric lights, lamps and tubes. Unless otherwise required by law, Tenant is the party entitled to designate utility and telecommunication service providers to the Premises.

6.06	Landlord's Access. Landlord and Landlord's agents will have the right to, during normal business hours and upon reasonable advance notice, and without unreasonably interfering with Tenant's business, enter the Premises: (a) to inspect the general condition and state of repair of the Premises, (b) to make repairs required or permitted under this Lease, (c) to show the Premises to any prospective tenant or purchaser, and (d) for any other reasonable purpose. During the final one hundred fifty (150) days of the Term, Landlord and Landlord's agents may erect and maintain signs on or about the Premises advertising the Premises for lease or for sale.

6.07	Possession. If Tenant pays the rent, properly maintains the Premises, and complies with all other terms of this Lease, Tenant may occupy and enjoy the Premises for the full Term, subject to the provisions of this Lease.

6.08	Exemptions from Liability. Landlord shall not be liable for any damage or injury to the persons, business (or any loss of income), goods, inventory, furnishings, fixtures, equipment, merchandise or other property of Tenant, Tenant's employees, invitees, customers or any other person in or about the Premises, whether the damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or wind; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (e) conditions arising on or about the Premises or upon other portions of any building of which the Premises is a part, or from other sources or places; or (d) any act or omission of any other tenant of any building on the Property. Landlord shall not be liable for any damage or injury even though the cause of or the means of repairing the damage or injury are not accessible to Tenant. The provisions of this Section 6.08 will not, however, exempt Landlord from liability for Landlord's gross negligence or willful misconduct.

COMMERCIAL LEASE AGREEMENT	Page 5

ARTICLE SEVEN

PROPERTY CONDITION, MAINTENANCE, REPAIRS AND ALTERATIONS

7.01	Acceptance of Premises. Tenant acknowledges that: (a) a full and complete inspection of the Premises has been made and Landlord has fully and adequately disclosed the existence of any defects that would interfere with Tenant's use of the Premises for their intended commercial purpose, and (b) as a result of such inspection and disclosure, Tenant has taken possession of the Premises and accepts the Premises in its "As Is" condition, except as otherwise provided in this Lease.

7.02	Maintenance and Repair.

A.	Landlord's Obligations. Except as otherwise provided in this Lease, Landlord will be under no obligation to perform any repair, retrofit, maintenance or management service in the Premises. Tenant shall be fully responsible, at Tenant's expense, for all repair, retrofit, maintenance and management services other than those that are expressly assumed by Landlord.

B.	Tenant's Obligations. Subject to the provisions of Section 7.02A ARTICLE Eight (Damage or Destruction) and ARTICLE Nine (Condemnation), Tenant shall, at all times, keep all portions of the Premises in good order, condition and repair, ordinary wear and tear excepted, to the extent they exist, including but not limited to maintenance, repairs and all necessary replacements of the roof, foundation, structural components, exterior and interior walls, parking lot, skylights, windows, plate glass, doors, overhead doors, heating system, ventilating equipment, air conditioning equipment, electrical and lighting systems, fire protection sprinkler system, dock levelers, elevators, interior and exterior plumbing, the interior of the Premises in general, pest control and extermination, down spouts, gutters, paving, railroad siding, care of landscaping and regular mowing of grass, and including the exterior of the Premises. Tenant shall submit copies of all maintenance contracts and records, including, without limitation, any HVAC maintenance contracts, to Landlord within fifteen (15) days of Landlord's written re-quest for the same. If Tenant fails to maintain and repair the Premises as required by this Section, Landlord may, on fifteen (15) days' prior written notice, enter the Premises and perform the maintenance or repair, on behalf of Tenant, except that no notice is required in case of emergency, and Tenant shall reimburse Landlord immediately upon demand for all costs incurred in performing the maintenance or repair, plus a reasonable service charge.

7.03	Alterations, Additions and Improvements. Tenant may not create any openings in the roof or exterior walls, or make any alterations, additions or improvements to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. If Tenant requests Landlord's consent to any alterations, additions or improvements, Tenant may also request Landlord to advise Tenant whether Landlord will require Tenant to remove such alteration, addition or improvement upon termination of this Lease as provided in Section 7.04 below. Landlord's consent shall not be required for non-structural alterations, additions or improvements costing less than $25,000 (which amount shall be adjusted annually in proportion to increase in CPI) in any calendar year ("Minor Alteration"). Tenant may erect or install trade fixtures, shelves, bins, machinery, heating, ventilating and air conditioning equipment, provided that Tenant complies with all applicable governmental laws, ordinances, codes, and regulations. At the expiration or termination of this Lease, Tenant may, subject to the restrictions of Section 7.04 below, remove items installed by Tenant, provided Tenant is not in default at the time of the removal and provided further that Tenant repairs, at the time of removal of the items, in a good and workmanlike manner, any damage caused by the installation or removal. Tenant shall pay for all costs incurred or arising out of alterations, additions or improvements in or to the Premises and will not permit any mechanic's or materialman's lien to be filed against the Premises, unless being contested in good faith. Upon request by Landlord, Tenant shall deliver to Landlord proof of payment reasonably satisfactory to Landlord of all costs incurred or arising out of any alterations, additions, or improvements. Notwithstanding any provision of this Section 7.03 to the contrary, Tenant shall provide Landlord with at least 15 business days written notice of any Minor Alteration stating: (i) the nature of the Minor Alteration, (ii) verification that the Minor Alteration will not affect the structural or base Building systems and that the cost of the Minor Alteration is less than $25,000, (iii) the name of the contractor performing the Minor Alteration, and (iv) the anticipated commencement date of construction and completion date. Any work performed by Tenant pursuant to this Section 7.03 shall be performed in accordance with all applicable governmental laws, ordinances, codes and regulations. If requested by Landlord, Tenant shall provide Landlord with written evidence of insurance coverage, in amounts reasonably acceptable to Landlord, for any damage to the Premises, property or person during the course of construction of any work pursuant to this Section 7.03. Any contractors performing work on behalf of Tenant shall be required to carry worker's compensation insurance. Tenant shall promptly pay any and all costs and expenses incurred in connection with any work performed hereunder and shall not cause or permit any liens, or allow liens to exist, attach to or encumber Landlord's interest in the Premises. If any such lien attaches against the Premises, Tenant shall cause the lien to be removed of record (by payment or by bond) within 20 days after Landlord's demand. In the event that such lien is not removed in said 20-day period, Landlord shall have the right to take any action it deems necessary to remove and release the lien from the Premises. All expenses (including reasonable attorney fees) incurred by Landlord in connection with the release of the lien shall be considered Rent under this Lease and shall be immediately due and payable by Tenant.

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7.04	Condition upon Termination. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord broom clean and in the same condition as received, except for ordinary wear and tear that Tenant is not otherwise obligated to remedy under any provision of this Lease. Tenant will not be obligated to repair any damage that Landlord is required to repair under ARTICLE Seven (Property Condition) or ARTICLE Eight (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord's consent), other than those alterations, additions and improvements for which Landlord advised Tenant under Section 7.03 that such alteration, addition or improvement is not required to be removed, prior to the expiration or termination of this Lease and to restore the Premises to its prior condition, all at Tenant's expense. All alterations, additions and improvements that Landlord has not required Tenant to remove will become Landlord's property and must be surrendered to Landlord upon the expiration or termination of this Lease. In no event may Tenant remove any of the following materials or equipment without Landlord's prior written consent: (i) electrical wiring or power panels; (ii) lighting or lighting fixtures; (Hi) wall coverings, drapes, blinds or other window coverings; (iv) carpets or other floor coverings; (v) heating, ventilating, or air conditioning equipment; (vi) fencing or security gates; or (vii) any other fixtures, equipment or items that, if removed, would affect the operation or the appearance of the Premises.

ARTICLE EIGHT

DAMAGE OR DESTRUCTION

8.01	Notice. If the Building or other improvements situated on the Property are damaged or destroyed by fire, flood, windstorm, tornado or other casualty, Tenant shall immediately give written notice of the damage or destruction to Landlord.

8.02	Partial Damage. If the Building or other improvements situated on the Property are damaged by fire, tornado or other casualty, but not to such an extent that rebuilding or repairs cannot reasonably be completed within two hundred seventy (270) days from the date Landlord receives written notification by Tenant of the occurrence of the damage (as reasonably determined by Landlord), then this Lease will not terminate, but Landlord shall proceed with reasonable diligence to rebuild or repair the Building and other improvements on the Premises (other than leasehold improvements made by Tenant or any assignee, subtenant or other occupant of the Premises) to substantially the condition they were in before the damage; provided however, in no event shall Landlord be obligated to expend more than the insurance proceeds actually received by Landlord, plus the amount of any deductible which shall be paid by Tenant to Landlord, if required. In no event shall Landlord be required to begin any restoration until it receives the insurance proceeds and the deductible from Tenant. If the casualty occurs during the final twelve (12) months of the Term, Landlord will not be required to rebuild or repair the damage unless Tenant exercises Tenant's renewal option (if any) within fifteen (15) days after the date of receipt by Landlord of the notification of the occurrence of the damage. If Tenant does not exercise Tenant's renewal option, or if there is no renewal option in this Lease, Landlord nmy, at Landlord's option, terminate this Lease by promptly delivering a written termination notice to Tenant, in which event the Rent will be abated for the unexpired portion of the Term, effective on the date of receipt by Landlord of the written notification of the damage. To the extent the Premises cannot be occupied (in whole or in part) after the casualty, the Rent payable under this Lease during the period the Premises cannot be folly occupied will be adjusted equitably.

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8.03	Substantial or Total Destruction. If the Building or other improvements situated on the Properly are substantially or totally destroyed by fire, tornado, or other casualty, or so damaged that rebuilding or repairs cannot reasonably be completed within two hundred seventy (270) days after the date Landlord receives written notification from Tenant of the occurrence of the damage (as reasonably determined by Landlord), either Landlord or Tenant may terminate this Lease by a written termination notice to the other party provided no later than thirty (30) days after Landlord and Tenant are notified of such termination, in which event the monthly installments of Rent will be abated for the unexpired portion of the Term, effective on the date of the damage or destruction. If neither party promptly terminates this Lease, Landlord shall proceed with reasonable diligence to rebuild and repair the Building and other improvements (except that Tenant shall rebuild and repair Tenant's fixtures and improvements in the Premises). To the extent the Premises cannot be occupied (in whole or in part) after the casualty, the Rent payable under this Lease during the period the Premises cannot be fully occupied will be adjusted equitably.

ARTICLE NINE

CONDEMNATION

9.01	If, during the Tenn or any extension thereof, more than twenty-five percent (25%) the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain, or are conveyed to the condemning authority under threat of condemnation, this Lease will terminate and the monthly installments of Rent will be abated during the unexpired portion of the Term, effective on the date of the taking. If less than twenty-five percent (25%) of the Premises is taken for public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or is conveyed to the condemning authority under threat of condemnation, and if the taking or condemnation materially interferes with the continued operation and use of the Premises by Tenant, materially adversely impacts the business at the Premises, or if such taking or condemnation materially and permanently affects the parking at the Premises, Tenant shall have the option to surrender and terminate this Lease by giving written notice of such election to Landlord within fifteen (15) days after the date of vesting of title in such condemnation proceeding. In the event that Tenant exercises its option to surrender and terminate this Lease, all of the rental and other charges paid or payable by Tenant hereunder shall be prorated as of the date of vesting of title in such condemnation proceeding. If Tenant does not terminate this Lease, Landlord shall promptly, at Landlord's expense, restore and reconstruct the Building and improvements (other than leasehold improvements made by Tenant or any assignee, subtenant or other occupant of the Premises) situated on the Premises in order to make the same reasonably suitable for the Permitted Use. The monthly installments of Rent payable under this Lease during the unexpired portion of the Term will be adjusted equitably. Landlord will be entitled to receive and retain the entire award in any condemnation proceeding, provided Tenant may seek its moving expenses and any unamortized portion of loss of fixtures to the extent such award does not reduce Landlord's award. The termination of this Lease will not affect the rights of the parties to those awards.

ARTICLE TEN

ASSIGNMENT AND SUBLETTING

10.01	Requirements Regarding Assignment or Subletting. Tenant shall not assign this Lease or sublet the Premises or any portion thereof, without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. Any assignment or subletting will be expressly subject to all terms and provisions of this Lease. In the event of any assignment or subletting, Tenant will remain fully liable for the full performance, except as set forth in Section 10.02 of all Tenant's obligations under this Lease. Tenant shall not assign Tenant's rights under this Lease or sublet the Premises without first obtaining a written agreement from the assignee or sublessee whereby the assignee or sublessee agrees to assume the obligations of Tenant under this Lease and to be bound by the terms of this Lease. If an event of default occurs while the Premises is assigned or sublet, Landlord may, at Landlord's option, in addition to any other remedies provided in this Lease or by law, collect directly from the assignee or subtenant all rents becoming due under the terms of the assignment or Subletting and apply the rent against any sums due to Landlord under this Lease. No direct collection by Landlord from any assignee or subtenant will release Tenant from Tenant's obligations under this Lease.

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10.02	Permitted Transfer. Notwithstanding the provisions contained in this ARTICLE Ten of this Lease, Tenant shall be entitled to transfer Its leasehold interest in this Lease to an entity (i) approved by Harley-Davidson, (ii) which has a minimum Net Worth of at least $10,000,000, and (iii) is acquiring all of Tenant's interest the Harley-Davidson dealership ("Permitted Assignee"); provided (i) that Tenant shall not be released from liability under this Lease for seven (7) years from the commencement date of this Lease, (ii) that any such assignee assumes all of Tenant's right, title and obligation under this Lease pursuant to a written assignment on Landlord's standard form, and (iii) Landlord has received at least 60 days prior written notice of the intend transfer of interest.

ARTICLE ELEVEN

DEFAULT AND REMEDIES

11.01	Default. Each of the following events is an event of default under this Lease:

A.	Failure of Tenant to pay any installment of the Rent, Taxes or other sum payable under this Lease on the date that it is due and the continuance of that failure for a period of five (5) days.

B.	Failure of Tenant to comply with any term, condition or covenant of this Lease, (other than the payment of Rent or other sum of money or Tenant's obligations to carry insurance under ARTICLE Five) and the continuance of that failure for a period of thirty (30) days after Landlord delivers written notice of the failure to Tenant. Tenant's failure to comply with the provisions of ARTICLE Five shall, at Landlord's option, constitute an event of default under this Lease if such failure is not cured within five (5) business days after Landlord delivers written notice of such failure to Tenant;

C.	Failure of Tenant to pay a majority of its debts as they become due or an admission in writing of inability to pay its debts, or the making of a general assignment for the benefit of creditors;

D.	The commencement by Tenant of any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

E.	The commencement of any case, proceeding or other action against Tenant seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law 'elating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and Tenant: (I) fails to obtain a dismissal of such case, proceeding, or other action within sixty (60) days of its commencement; or (ii) converts the case from one chapter of the Federal Bankruptcy Code to another chapter; or (iii) is the subject of an order of relief that is not fully stayed within seven (7) business days after the entry thereof; and

F.	Vacancy or abandonment by Tenant of any substantial portion of the Premises or cessation of the use of the Premises for the purpose leased.

11.02	Remedies. Upon the occurrence of any of the events of default listed in Section 11.01 and failure by Tenant to timely remedy such default after receipt of the applicable written notice of default, if any, specified in

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Section 11.01 Landlord may pursue any one or more of the following remedies without any prior notice or demand.

A.	Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to so surrender the Premises, Landlord may, without, prejudice to any other remedy that Landlord inay have for possession of the Premises or Rent in arrears, enter upon and take possession of the Premises either by summary dispossession proceedings or by any suitable action or proceeding at law, and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages. Tenant shall pay to Landlord on demand the amount of all loss and damage that Landlord may suffer by reason of the termination, whether through inability to relet the Premises on satisfactory terms or otherwise.

B.	Enter upon and take possession of the Premises either by summary dispossession proceedings or by any suitable action or proceeding at law, without terminating this Lease and without being liable for prosecution or for any claim for damages, and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof. Landlord may relet the Premises and receive the rent therefor. Tenant agrees to pay to Landlord monthly or on demand front time to time any deficiency that may arise by reason of any such reletting. In determining the amount of the deficiency, the professional service fees, reasonable attorneys' fees, court costs, remodeling expenses and other costs of retelling will be subtracted from the amount of rent received under the reletting.

C.	Enter upon the Premises either by summary dispossession proceedings or by any suitable action or proceeding at law, without terminating this Lease and without being liable for prosecution or for any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to pay Landlord on demand for expenses that Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, together with interest thereon at the rate of ten percent (10%) per annum from the date expended until paid. Landlord will not be liable for any damages resulting to Tenant from such action, whether caused by negligence of Landlord or otherwise.

D.	Accelerate and declare the Rent for the entire Term, and all other amounts due under this Lease, at once due and payable, and proceed by attachment, suit or otherwise, to collect all amounts in the same manner as if all such amounts due or to become due during the entire Term were payable in advance by the terms of this Lease, and neither the enforcement or collection by Landlord of those amounts nor the payment by Tenant of those amounts will constitute a waiver by Landlord of any breach, existing or in the future, of any of the terms or provisions of this Lease by Tenant or a waiver of any rights or remedies that the Landlord may have with respect to any breach.

E.	In addition to the foregoing remedies, Landlord may change or modify the locks on the Premises if Tenant fails to pay the Rent when due. Landlord will not be obligated to provide another key to Tenant or allow Tenant to regain entry to the Premises unless and until Tenant pays Landlord all Rent that is delinquent. Tenant agrees that Landlord will not be liable for any damages resulting to the Tenant from the lockout. When Landlord changes or modifies the locks, Landlord or Landlord's agent shall post a written notice in accordance with Section 93.002 of the Texas Property Code, or its successor statute. Tenant may be subject to legal liability if Tenant or Tenant's representative tampers with any lock after the locks have been changed or modified by Landlord.

COMMERCIAL LEASE AGREEMENT	Page 10

F.	No re-entry or taking possession of the Premises by Landlord will be construed as an election to terminate this Lease, unless a written notice of that intention is given to Tenant. Notwithstanding any such reletting or reentry or taking possession, Landlord may, at any time thereafter, elect to terminate this Lease for a previous default. Pursuit of any of the foregoing remedies will not preclude pursuit of any other remedies provided by law, nor will pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease. Failure of Landlord to declare any default immediately upon its occurrence, or failure to enforce one or more of Landlord's remedies, or forbearance by Landlord to enforce one or more of Landlord's remedies upon an event of default, will not be deemed or construed to constitute a waiver of default or waiver of any violation or breach of the terms of this Lease. Pursuit of any one of the remedies will not preclude pursuit by Landlord of any of the other remedies provided in this Lease. The loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any reletting as provided for above will include the expense of repossession and any repairs or remodeling undertaken by Landlord following possession. If Landlord terminates this Lease at any time for any default, in addition to other Landlord's remedies, Landlord may recover from Tenant all damages Landlord may incur by reason of the default, including the cost of recovering the Premises and the Rent then remaining unpaid.

G.	No right or remedy of Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy will be cumulative and in addition to any other right or remedy now or hereafter existing under this Lease, at law, in equity or by statute.

11.03	Notice of Default. Tenant shall give written notice of any failure by Landlord to perform any of Landlord's obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Premises whose name and address have been furnished to Tenant in writing. Landlord will not be in default under this Lease unless Landlord (or the ground lessor, mortgagee or beneficiary) fails to cure the nonperformance within thirty (30) days after receipt of Tenant's notice. However, if the nonperformance reasonably requires more than thirty (30) days to cure, Landlord will not be in default if the cure is commenced within the 30-day period and is thereafter diligently pursued to completion.

11.04	Limitation of Landlord's Liability. As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Premises or the leasehold estate under a ground lease of the Premises at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease accruing on or after the date of transfer, and Tenant agrees to recognize the transferee as Landlord under this Lease.

ARTICLE TWELVE

LANDLORD'S CONTRACTUAL LIEN

12.01	In addition to the statutory Landlord's lien, Tenant hereby grants to Landlord in the event of an uncured default, a security interest to secure payment of all Rent and other sums of money becoming due under this Lease from Tenant, upon all wares, equipment, fixtures, furniture and all other personal property of Tenant situated in or upon the Premises, other than Harley-Davidson products, together with the proceeds from the sale or lease thereof. Tenant may not remove such property without the consent of Landlord until all Rent in arrears and other sums of money then due to Landlord under this Lease have first been paid and discharged. Upon the occurrence of an event of default, Landlord may, in addition to any other remedies provided in this Lease or by law, enter upon the Premises and take possession of any and all wares, equipment, fixtures, furniture and other personal property of Tenant situated on the Premises without liability for trespass or conversion, and sell the property at public or private sale, with or without having the property at the sale, after giving Tenant reasonable notice of the time and place of any such sale. Unless otherwise required by law, notice to Tenant of the sale will be deemed sufficient if given in the manner prescribed in this Lease at least ten (10) days before the time of the sale. Any public sale made under this Article will be deemed to have been conducted in a commercially reasonable manner if held on the Premises or where the property is located, after the time, place and method of sale and a general description of the types of property to be sold have been advertised in a daily newspaper published in the county where the Premises is located for five (5) consecutive days before the date of the sale. Landlord or its assigns may purchase at a public sale and, unless prohibited bylaw, at a private sale. The proceeds from any disposition dealt with in this Article less any and all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorneys' fees and legal expenses), will be applied as a credit against the indebtedness secured by the security interest granted herein. Any surplus will be paid to Tenant or as otherwise required by law, and Tenant shall promptly pay any deficiencies. Upon request by Landlord, Tenant agrees to execute and deliver to Landlord a Financing Statement in a form sufficient to perfect the security interest of Landlord in the aforementioned property and proceeds thereof under the provisions of the Business and Commerce Code in force in the State of Texas. The statutory lien for rent is expressly reserved; the security interest herein granted is in addition and supplementary thereto. Provided Tenant is not in default under any of the terms of this Lease, upon written request by Tenant Landlord shall deliver a written subordination of Landlord's statutory and contractual liens to any lender providing specific equipment financing or to a lien and security interest securing Tenant's primary institutional third-party lender. Landlord shall not unreasonably withhold or delay the delivery of Landlord's written subordination.

COMMERCIAL LEASE AGREEMENT	Page 11

ARTICLE THIRTEEN

PROTECTION OF LENDERS

13.01	Subordination and Attornment. Landlord may subordinate this Lease to deed of trust or mortgage encumbering the Premises, and advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Landlord's right to subordinate is subject to Landlord providing Tenant with a written Subordination, Non-disturbance and Attornment Agreement in a form reasonably required by any ground lessor, beneficiary or mortgagee wherein Tenant's right to peaceable possession of the Premises during the Term will not be disturbed if Tenant pays the Rent and performs all of Tenant's obligations under this Lease and is not otherwise in default.

13.02	Signing of Documents. Tenant shall sign and deliver any reasonable instruments or documents which are necessary or appropriate to evidence any attornment or subordination or any agreement to attorn or subordinate.

13.03	Estoppel Certificates,

A.	Upon Landlord's written request, Tenant shall execute and deliver to Landlord a written statement certifying: (1) whether Tenant is an assignee or subtenant; (2) the expiration date of the Lease; (3) the number of renewal options under the lease and the total period. of time covered by the renewal epilogs); (4) that none of the terms or provisions of the Lease have been changed since the original execution of the Lease, except as shown on attached amendments or modifications; (5) that no default by Landlord exists under the terms of the Lease (or if Landlord is claimed to be in default, stating why); (6) that the Tenant has no claim against the landlord under the Lease and has no defense or right of offset against collection of rent or other charges accruing under the Lease; (7) the amount and date of the last payment of Rent; (8) the amount of any security deposits and other deposits, if any; and (9) the identity and address of any guarantor of the Lease. Tenant shall deliver the statement to Landlord within ten (10) days after Landlord's request. Landlord may forward any such statement to any prospective purchaser or lender of the Premises. The purchaser or lender may rely conclusively upon the statement as true and correct.

B.	If Tenant does not deliver the written statement to Landlord within the ten (10) day period, Landlord, and any prospective purchaser or lender, may conclusively presume and rely upon the following facts: (I) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (2) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (3) that not more than one monthly installment of Base Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) that Landlord is not in default under this Lease. In such event, Tenant shall be °stopped from denying the truth of the presumed facts.

COMMERCIAL LEASE AGREEMENT	Page 12

13.04	Financial Statements.

A.	On or before each anniversary date of this Lease, Tenant shall provide Landlord (i) annual gross sales reports, and (ii) annual financial statements (including but not limited to balance sheet, income statement, and cash flow statement), each prepared in accordance with generally accepted accounting practices and either audited or certified by an officer as being true and correct in all material respect.

B.	If Landlord desires to finance, refinance or sell the Premises or any part thereof, Tenant shall within 10 business days after request from Landlord deliver to any potential lender or purchaser designated by Landlord such financial statements as may be reasonably required by such lender or purchaser (including but not limited to a current balance sheet, income statement and cash flow statement). Tenant shall not be required to deliver the requested financial statements under this Section I3.04.B more than once during any five (5) year period.

ARTICLE FOURTEEN

ENVIRONMENTAL REPRESENTATIONS AND INDEMNITY

14.01	Tenant's Compliance with Environmental Laws. Tenant, at Tenant's expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of Federal, State, county and municipal authorities pertaining to Tenant's use of the Premises and with the recorded covenants, conditions and restrictions, regardless of when they become effective, including, without limitation, all applicable Federal, State and local laws, regulations or ordinances pertaining to air and water quality, Hazardous Materials (as defined in Section 14.03) waste disposal, air emissions and other environmental matters, all zoning and other land use matters, and with any direction of any public officer or officers, pursuant to law, which impose any duty upon Landlord or Tenant with respect to the use or occupancy of the Premises.

14.02	Tenant's Indemnification. Other than the use or storage of oil and gas and other possible hazardous materials used in the day to day operations of a Harley-Davidson dealership, Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in or about the Premises by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord. If the presence of Hazardous Materials on the Premises caused or permitted by Tenant results in contamination of the Premises or any other property, or if contamination of the Premises or any other property by Hazardous Materials otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend (with counsel reasonably approved by Landlord) and hold Landlord, its members, its lenders, and their respective partners, officers, directors, employees, and agents, harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or unusable space or of any amenity or appurtenance of the Premises, damages arising from any adverse impact on marketing of building space or land area, sums paid in settlement of claims, reasonable attorneys' fees, court costs, consultant fees and expert fees) that arise during or after the Term as a result of the contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial work, removal or restoration work required by any Federal, State or local government agency because of Hazardous Materials present in the soil or ground water on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises (or any other property) caused or permitted by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at Tenant's sole expense as are necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Materials, provided that Landlord's approval of such actions is first obtained. Tenant hereby recognizes and agrees that Tenant's indemnification obligations and remediation obligations hereunder shall also extend to any condition caused by the presence of oil, gas and related possible hazardous materials used in connection with day to day operation of a Harley Davidson dealership.

COMMERCIAL LEASE AGREEMENT	Page 13

14.03	Definition. For purposes of this Lease, the term "Hazardous Materials" means anyone or more pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, solvent or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other Federal, State or local environmental law, regulation, ordinance, or rule, whether existing as of the date of this Lease or subsequently enacted.

14.04	Survival. The representations and indemnities contained in this ARTICLE Fourteen will survive the expiration or termination of this Lease.

ARTICLE FIFTEEN

MISCELLANEOUS

15.01	Force Majeure. If performance by Landlord or Tenant of any term, condition or covenant in this Lease (other than the payment of Rent or any other sum due and owing) is delayed or prevented by any Act of God, strike, lockout, shortage of material or labor, restriction by any governmental authority, civil riot, flood, or any other cause not within the control of Landlord or Tenant, as applicable, the period for performance of the term, condition or covenant will be extended for a period equal to the period Landlord or Tenant, as applicable, is so delayed or prevented.

15.02	Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Tenant shall be responsible for the conduct, acts and omissions of Tenant's agents, employees, customers, contractors, invitees, agents, successors or others using the Premises with Tenant's expressed or implied permission. Whenever required by the context of this Lease, the singular will include the plural and the plural will include the singular, and the masculine, feminine and neuter genders will each include the other.

15.03	Waivers. All waivers to provisions of this Lease must be in writing and signed by the waiving party. Landlord's delay or failure to enforce any provisions of this Lease or its acceptance of late installments of Rent will not be a waiver and will not prevent Landlord from enforcing that provision or any other provision of this Lease in the future.

15.04	Severability. A determination by a court of coinpetent jurisdiction that any provision of this Lease is invalid or unenforceable will not cancel or invalidate the remainder of that provision or this Lease, which will remain in full force and effect.

15.05	Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

15.06	Amendments or Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective unless made a part of this Lease. All amendments to this Lease must be in writing and signed by all parties. Any other attempted amendment will be void.

15.07	Notices. All notices and other communications required or permitted under this Lease must be in writing and will be deemed delivered, whether actually received or not, on the earlier of: (i) actual receipt if delivered in person or by messenger with evidence of delivery; or (ii) receipt of an electronic facsimile transmission ("Fax") with confirmation of delivery; (iii) upon deposit in the United States Mail as required below. Notices may be transmitted by Fax to the Fax telephone numbers specified in ARTICLE One on the first page of this Lease, if any, or (iv) if by electronic email, the notice shall be deemed delivered upon confirmation of delivery of said notice, provided a copy of such notice is deposited the same date with any nationally recognized airborne/overnight delivery service. Notices delivered by mail must be deposited in the U.S. Postal Service, certified mail, return receipt requested, postage prepaid, and properly addressed to the intended recipient as set forth in ARTICLE One. After possession of the Premises by Tenant, Tenant's address for notice purposes will be the address of the Premises unless Tenant notifies Landlord in writing of a different address to be used for that purpose. Any party may change its address for notice by delivering written notice of its new address to all other parties in the manner set forth above.

COMMERCIAL LEASE AGREEMENT	Page 14

15.08	Attorneys' Fees. If on account of nny breach or default by any party to this Lease in its obligations to any other party to this Lease, it becomes iiecessary for a party to employ an attorney to enforce or defend any of its rights or remedies under this Lease, the non-prevailing party agrees to pay the prevailing party its reasonable attorneys' fees and court costs, if any, whether or not suit is instituted in connection with the enforcement or defense.

15.09	Venue. All obligations under this Lease will be performed and payable in the county in which the Premises is located other than obligations to pay any monies to Landlord, which are performable in Tarrant County, Texas, or in such other county as Tenant may be conducting business. The laws of the State of Texas will govern this Lease.

15.10	Survival. All obligations of any party to this Lease that are not fulfilled at the expiration or the termination of this Lease will survive such expiration or termination as continuing obligations of the party.

15.11	Binding Effect. This Lease will inure to the benefit of, and be binding upon, each of the parties to this Lease and their respective heirs, representatives, successors and assigns. However. Landlord shall not have any obligation to Tenant's successors or assigns unless the rights or interests of the successors or assigns are acquired in accordance with the terms of this Lease.

15.12	Principal Broker: The principal broker on this lease is Philip Levy, 300 Throckmorton Street, Suite 1500, Fort Worth, Texas 76102.

15.13	Tenant Improvement Allowance. N/A

15.14	Offer. The execution of this Lease by the first party to do so constitutes an offer to lease the Premises. Unless within five (5) days after the date of its execution by the first party to do so, this Lease is signed by the other party and a fully executed copy is delivered to the first party, such offer to lease will be automatically withdrawn and terminated.

15.15	Exhibits and Addenda. Any exhibit or addendum attached to this Lease is incorporated as a part of this Lease for all purposes. Any tenn not specifically defined in the Addenda will have the same meaning given to it in the body of this Lease. To the extent any provisions in the body of this Lease conflict with the Addenda, the Addenda will control.

Exhibit A	Legal Description of the Premises
Addendum A	Renewal Option
Addendum B	Right of First Offer
Addendum C	Lease Guaranty Agreement
Addendum D	SNDA (To be attached during Feasibility Period)

EXECUTED as of the Effective Date.

LANDLORD	TENANT

Rich Uncles NNN Operating Partnership, LP	Calculated Risk Bedford, LP

By: Rich Uncles NNN REIT, Inc., its
General Partner	By:
Adam Smith
President/Owner

By:	______________
Name:	Date of Execution:
	______________	____________________
Title: ______________

Date of Execution: _____________________

COMMERCIAL LEASE AGREEMENT	Page 15

EXHIBIT A

LEGAL DESCRIPTION / SURVEY

5.943 ACRES DESCRIPTION

STATE OF TEXAS

COUNTY OF TARRANT

WHEREAS ANS Real Estate, Ltd., a Texas limited partnership, is the sole owner of a tract of land situated in the City of Bedford, Tarrant County, Texas, out of the T. W. Williams Survey, Abstract Number 1735, and being part of Lot 1-R, Block 1 of the First State Bank Addition to the City of Bedford, Tarrant County, Texas, as per plat recorded in Tarrant County Document Number D215149020 of the Plat Records of Tarrant County, Texas, the same being part of that called 5.822 acres of land described in a deed to ANS Real Estate, Ltd, recorded in Tarrant County Clerk's Document Number D212289619, and part of that called 1.00 acres of land described in a deed to ANS Real Estate, Ltd, recorded in Tarrant County Document Number 1)215007238, and being further described by metes and bounds as follows:

BEGINNING at a 1/2 inch steel rod found at the Northwest corner of said 5.822 acres, being the Northwest corner of said Lot 1-R;

THENCE North 89 degrees 21 minutes 15 seconds East, 417.55 feet to a 5/8 inch steel rod found at the Northeast corner of said 5.822 acres, being the Northeast corner of said Lot I-R;

THENCE South 01 degrees 01 minutes 50 seconds East, 627.94 feet to a 1/2 inch steel rod found in the North line of Shoalmont Road, at the Southeast corner of said 5.822 acres, being the Southeast corner of said Lot 1-R;

THENCE North 89 degrees 45 minutes 36 seconds West, 401.39 feet to a 1/2 inch steel rod set capped "1519 Surveying" in the North line of Shoaltnont Road;

THENCE North 00 degrees 19 minutes 00 seconds West, 182.35 feet to a 1/2 inch steel rod set capped "1519 Surveying";

THENCE South 89 degrees 35 minutes 38 seconds West, 24.00 feet to a 5/8 inch steel rod found at an inside ell corner of said 5.822 acres, being the inside ell corner of said Lot 1-R;

THENCE North 00 degrees 19 minutes 00 seconds West, 439.27 feet to the Point of Beginning, containing 5.943 acres of land.

Bearings based on Grid North, State Plane Coordinate System, NAD83, Texas North Central Zone 4202.

EXHIBIT “A”— LEGAL DESCRIPTION	Page 1

Addendum "A" to Lease

RENEWAL OPTION

1.          Renewal Option. Tenant shall have the right to renew and extend the Term with respect to the Premises for the Renewal Term (herein so called) upon and subject to the following terms and conditions.

(a)       Tenant may renew this Lease two (2) times for five (5) years each with a ten percent (10%) increase per renewal option. Tenant must give written notice of its intention to renew the Lease at least six (6) months prior to the expiration of the original Term of the Lease or the first renewal, as the case may be. Such Renewal Term shall commence immediately upon the expiration of the existing Term, and upon exercise of such renewal option, the "Expiration Date" of the Term shall automatically become the last day of the Renewal Term.

(b)      Tenant shall not have the right to exercise the renewal option at a time when Tenant is in default under this Lease. Tenant's failure to exercise timely the renewal option for any reason whatsoever shall conclusively be deemed a waiver of such renewal option.

(e)       Tenant shall take the Premises "as is" for the Renewal Term and Landlord shall have no obligation to make any improvements or alterations to the Premises.

(d)      Except as set forth in this section, the leasing of the Premises for the Renewal Term shall be upon the same terms and conditions as are applicable for the original Term, and shall be upon and subject to all of the provisions of this Lease.

COMMERCIAL LEASE AGREEMENT – RENEWAL OPTION	Page 1

Addendum "B" to Lease

RIGHT OF FIRST OFFER

1.       Option. Provided Tenant has faithfully complied with all of the terms and conditions of this Lease and is not then in default under any term or condition of this Lease, Landlord grants to Tenant an ongoing right of first offer on the Premises (the "ROFO"), valid and exercisable by Tenant during the Lease Term, including any renewals (as the same may be extended from time to time), subject to the following terms.

2.       Exercise. If Landlord elects to sell the Premises, Landlord must first notify Tenant in writing setting forth all the material terms and conditions upon which Landlord is prepared to sell the Premises to Ten-ant ("Term Notice"). If, within ten (10) days from the date of the Term Notice, Tenant fails to give Landlord notice that Tenant elects to purchase the Premises pursuant to the terms set forth in the Term Notice, the ROFO shall lapse and be of no further force and effect, and Landlord may market and sell the Premises to third parties. If Tenant exercises the ROM but fails to close for any reason other than Landlord's default, the ROFO shall lapse and be of no further force and effect. If Tenant exercises its ROFO, Landlord shall have the right to enforce specific performance to close.

3.       Closing. If Tenant exercises the ROFO, the closing of the purchase transaction contemplated hereunder shall be held on the sixtieth (60th) day following delivery of notice of exercise of Tenant's ROFO, subject to the terms and conditions set forth in this Rider (or if such closing date is a Saturday, Sunday or le-gal holiday, the next business day) at the offices of the title company specified by Landlord. At the closing, Landlord shall convey all of its right, title and interest in and to the Premises to Tenant by special warranty deed (warranting against the Landlord's acts only), free and clear of all liens or encumbrances (except for municipal and zoning ordinances, recorded building restrictions and covenants, recorded easements for public utilities serving the Premises, general real estate taxes levied in the year of closing and net yet due and payable, the Lease and Tenant's interest in the Premises, and any other matter within the title commitment) caused by the act or neglect of Landlord, unless such encumbrances were created at the request or with the consent of the Tenant. The purchase price shall be paid in cash in full at closing, subject only to adjustments for prepaid rent, if any.

4.       Closing Expenses. Landlord shall pay (i) basic title insurance premium for an Owner's title policy in the amount of the purchase price, (ii) all recording costs for any title curative document and (iii) Landlord's counsel and professional fees. Tenant shall pay (i) [intentionally omitted], (ii) any deletion, endorsements or other such charges related to the Owner's title policy and (iii) Tenant's counsel and professional fees. At closing Tenant may, subject to consent by Landlord and Landlord's mortgagee(s), assume the outstanding balance due under Land-lord's mortgage loan(s) and receive a credit against the purchase price due Landlord in the amount of the principal balance assumed, provided that Landlord and any guarantor shall be released, in form satisfactory to Landlord, from any and all liability under any such assumed loan. Any and all state and local transfer fees, stamp taxes or similar transfer taxes imposed by reason of the conveyance shall be allocated between Tenant, as buyer, and Landlord, as seller, in accordance with the then customary practice in Tarrant County, Texas.

5.       Termination of ROM. For the avoidance of any doubt, the ROFO granted in this Rider shall terminate and be of no further force and effect upon the earlier to occur of (i) the expiration or earlier termination of this Lease or the Lease Term (as extended from time to time) for any reason, and (ii) Tenant's failure to exercise its right within the time period provided in Section 1, above; provided, however, if Landlord does not close on the conveyance of the Landlord's interest in the Premises to a bona fide third party upon terms and conditions substantially similar to those set forth in the Term Notice, then the ROM shall revive and be in full force and effect as to any subsequent good faith offers. If Tenant fails to exercise the ROFO pursuant to the terms of this Rider, upon request from Landlord, Tenant shall deliver to Landlord an instrument fit for recording in Tarrant County, Texas, signed and notarized by Tenant stating that Tenant has waived its right of first refusal. Tenant hereby recognizes and agrees that the ROFO granted herein is personal to Tenant or its Permitted Assignee (as defined in Section 10.02 of the Lease) and shall otherwise terminate upon any assignment or subletting of Tenant's entire interest in the Lease.

6.       Recording. Tenant may record a memorandum of the right of first offer granted herein, but such memorandum shall only contain (i) the name and address of Landlord and Tenant, (ii) notice that a right of first offer exists pursuant to the terms set forth in this Lease, and (iii) a statement that such right of first offer is only valid during the Lease Term, as extended from time to time, and is personal to Tenant or a Per-milled Assignee (as defined in Section 10.02 of the Lease).

COMMERCIAL LEASE AGREEMENT — RIGHT OF FIRST OFFER	Page 2

Addendum "C" to Lease

LEASE GUARANTY AGREEMENT

Section 1.          Guaranty. For value received, and in order to induce ____________________[RICH UNCLES PURCHASING ENTITY]("Landlord"), to execute that certain Commercial Lease Agreement (the "Lease") with Calculated Risk Bedford, LP dba Texas Harley-Davidson ("Tenant"), for the leased premises consisting of the Property located at I Texas Harley Way, Bedford, Texas 76021, (together with any and all extensions or renewals thereof and amendments and modifications thereto, the "Lease"), Adam Smith ("Guarantor"), hereby unconditionally guarantees to Landlord (and Landlord's successors and assigns) the full, prompt and faithfill performance of each and every obligation of Tenant and any permitted assignee under the 1-ease, including, without limitation, the full and punctual payment (in the manner and at the times prescribed in the Lease) of all sums due and owing or to become due and owing by Tenant under the Lease (the "Guaranteed Obligations"). All capitalized terms used in this Guaranty and not defined in this Guaranty shall have the meaning given to such terms in the Lease

Section 2.          Term. The obligations of Guarantor as to the Guaranteed Obligations shall continue in full force and effect against Guarantor until all Guaranteed Obligations have been paid and performed in full. This Guaranty covers any and all of the Guaranteed Obligations, whether presently outstanding or arising subsequent to the date hereof. This Guaranty is binding upon and enforceable against Guarantor and his heirs, legal representatives, successors and assigns. Provided however, this Guaranty shall only remain in effect for Guaranteed Obligations arising prior to the expiration of the period of the first seven (7) years following the Lease Commencement Date.

Section 3.          Benefit to Guarantor. Guarantor hereby represents and warrants to Landlord that Guarantor is the sole shareholder of Tenant [PLEASE CLARIFY PROPER RELATIONSHIP AS TENANT IS AN LP], and accordingly will ultimately receive a direct benefit from the making of this Guaranty.

Section 4.          Waiver of Rights. Guarantor hereby waives (a) notice of acceptance hereof (which acceptance is conclusively presumed by delivery to Landlord); (b) grace, demand, presentment and protest with respect to the Guaranteed Obligations or to any instrument, agreement or document evidencing or creating same; (c) notice of grace, demand, presentment, protest, non-payment or other defaults; (d) notice of and/or any right to consent or object to the assignment of any interest in the Lease or the Guaranteed Obligations; (e) the renewal, extension, amendment and/or modification of any of the terms and provisions of the Lease; (0 filing of suit against Tenant, and diligence by Landlord in collection or enforcement of the Guaranteed Obligations; and (g) any other notice regarding the Guaranteed Obligations. Guarantor specifically waives any requirements imposed by Chapter 34 of the Texas Business and Commerce Code.

COMMERCIAL LEASE AGREEMENT — LEASE GUARANTY AGREEMENT	Page 1

Section 5.          Primary Liability of Guarantor. This Is an absolute, unconditional, irrevocable and continuing guaranty of payment, and constitutes a primary obligation of Guarantor. If for any reason Tenant defaults in the payment of any rents or fails to pay any other amounts (including damages) payable pursuant to the Lease beyond the expiration of any applicable notice and cure period(s) pursuant to the Lease, Guarantor will immediately pay such sums at the place and to the person entitled thereto pursuant to the Lease. Guarantor agrees that Landlord is not required, as a condition to establishing Guarantor's liability hereunder, to proceed against any person (including, without limitation, Tenant or any other guarantor). Guarantor hereby expressly waives any right or claim to force Landlord to proceed first against Tenant or any other guarantor as to any of the Guaranteed Obligations or other obligations ofTenant, and agrees that no delay or refusal of Landlord to exercise any right or privilege which Landlord has or may have against Tenant, whether arising from any documents executed by Tenant, any common law, applicable statute or otherwise, shall operate to impair the liability of Guarantor hereunder. The obligations of the Guarantor hereunder shall not be reduced, impaired or in any way affected by: (a) receivership, insolvency, bankruptcy or other proceedings affecting the Tenant or any of the Tenant's assets; (b) receivership, insolvency, bankruptcy or other proceedings affecting Guarantor or any of Guarantor's assets; or (c) the release or discharge of Tenant from the Lease or any of the Guaranteed Obligations or any other indebtedness of the Tenant to Landlord or from the performance of any obligation contained in the Lease or other instrument issued in connection with, evidencing or securing any indebtedness guaranteed by this instrument, whether occurring by reason of law or any other cause, whether similar or dissimilar to the foregoing. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Landlord upon the insolvency, bankruptcy or reorganization of Tenant or otherwise. The obligations and undertakings of the Guarantor under this Guaranty shall not be affected or impaired by reason of the happening from time to time of any of the following with respect to the Lease or this Guaranty or any assignment of the rights of Landlord hereunder (even if without notice to or the further consent of the Guarantor): (a) any assignment, subletting or mortgaging or the purported assignment, subletting or mortgaging of all or any part of the interest of Tenant in the Lease or in the Premises (as defined in the Lease); (b) unless binding on Landlord as a waiver enforceable by Tenant, the waiver by Landlord of the observance or performance by Tenant or by the Guarantor of any of the obligations or undertakings contained in any of such instruments; (c) the extension of the time for payment by Tenant or the Guarantor of any rents or other payments, tenders or securities or any other sums or any part thereof owing or payable under any of such instruments, or the extension or the renewal of any thereof; (d) the modification or amendment (whether material or otherwise) of any obligation or undertaking of Tenant set forth in any of such instruments, including the Lease (provided the Guarantor's guaranty shall thereafter guarantee Tenant's obligations as so modified and amended); (e) the taking or the omission of any of the actions referred to in any of such instruments; (ft any failure, omission, delay or lack on the part of Landlord to enforce, assert or exercise any right, power or remedy conferred on Landlord in any such instruments or any action on the part of Landlord granting indulgency or extension in any form; (g) the release, substitution or replacement (whether or not in accordance with the terms of the Lease) of the Premises or any portion thereof; or (h) the receipt and acceptance by Landlord of notes, checks or other instruments for the payment of money made by Tenant and extensions and renewals thereof. In the event that any Guaranteed Obligation is paid by Tenant, and thereafter all or part of such payment is recovered from the party to whom it is paid as a preferential or fraudulent transfer under the Federal Bankruptcy Code, and/or applicable State insolvency laws, or any other similar federal or state law now or hereinafter in effect, Guarantor agrees that the liability of Guarantor under this Guaranty in respect to such Guaranteed Obligations so paid and recovered shall continue and remain in full force and effect as if and to the extent such payment had not been made. The Guarantor's obligations under this Guaranty are independent of any obligation of Tenant, and will not be released or affected in any way because of the invalidity, ineffectiveness or unenforceability of the Lease.

Section 6.          Subordination and Waiver of Subrogation. Guarantor hereby fully subordinates the payment of all indebtedness owing to such Guarantor by Tenant (including principal and interest) to the prior payment of all indebtedness of Tenant to Landlord arising from or accruing under the Lease (including, without limitation, interest accruing on any such indebtedness after any insolvency or reorganization proceeding as to Tenant) and agrees not to accept any payment on the same until payment in full of the Guaranteed Obligations, and not to attempt to set off or reduce any obligations hereunder because of such indebtedness. Until all of the Guaranteed Obligations shall have been paid or performed in full, Guarantor shall have no right of subrogation or any other right to enforce any remedy which Landlord now has or may hereafter have against Tenant.

Section 7.          Attorneys' Fees. Guarantor unconditionally agrees to pay Landlord collection expenses (including, without limitation, court costs and reasonable attorneys' fees) if enforcement hereof is placed in the hands of an attorney, including, but expressly not limited to, enforcement by suit or through probate, bankruptcy or any judicial proceedings.

Section S.          Cumulative Rights. All rights of Landlord hereunder or otherwise arising under any documents executed in connection with the Guaranteed Obligations are separate and cumulative and may be pursued separately, successively, cutnulatively or concurrently, or not pursued, without affecting or limiting any other right of Landlord and without affecting or impairing the liability of Guarantor. Guarantor agrees that repeated and successive demands may be made, and recoveries may be had, hereunder as and when, from time to time, Tenant shall fail to pay Guaranteed Obligation when due and that notwithstanding the recovery hereunder for or in respect of any given failure by Tenant under the Lease, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent such failure.

Section 9.          Applicable Law. This Guaranty shall be governed by and construed in accordance with the laws of the United States of America and the State of Texas, and is intended to be performed in accordance with and as permitted by such laws. This Guaranty cannot be changed or terminated orally. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Guaranty must bring such legal action or proceeding in the applicable court(s) of Tat-rant County, Texas having jurisdiction over the subject matter of such action or proceeding, and each party submits to the jurisdiction of such court(s). The Guarantor hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction and consents to the granting of such legal or equitable relief as is deemed appropriate by the court.

COMMERCIAL LEASE AGREEMENT — LEASE GUARANTY AGREEMENT	Page 2

Section 10.         Landlord's Assigns. This Guaranty is intended for and shall inure to the benefit of Landlord and each and every person who shall from time to time be or become the owner or holder of all or any part of the Lease and/or the Guaranteed Obligations, and each and every reference herein to "Landlord" shall include and refer to each and every successor or assignee of Landlord at any time holding or owning any part of or interest in any part of the Lease and/or the Guaranteed Obligations.

Section 11.         Representations and Warranties. The Guarantor represents and warrants to the Landlord, on and as of the date hereof;

(a)	The Guarantor is an individual resident of the Slate of Texas;

(b)	No governmental action is required to be taken, given or obtained, as the case may be, by or front any governmental authority and no filing, recording, publication or registration in any public office or any other place, is necessary to authorize the execution, delivery and performance by the Guarantor of this Guaranty or for the legality, validity, binding effect or enforceability hereof;

(C)	The execution and delivery of this Guaranty by the Guarantor and the performance of its obligation hereunder will not contravene any applicable law, or any judgment or order applicable to or binding on it, or contravene or result in any breach of, or constitute any default under, its articles of incorporation or any indenture, mortgage, contract, agreement or instrument to which the Guarantor is a party or by which any of its properties may be bound; and

(d)	The execution, delivery and performance of this Guaranty by the Guarantor has been duly authorized by all necessary corporate action; this Guaranty has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, liquidation or similar laws affecting creditors' rights generally and by general principles of equity.

Section 12.        Entire Agreement. This Guaranty constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this Guaranty.

Section 13.        Notices. Notices required to be given to the Guarantor shall be in writing and shall be deemed given when placed in a depository of the United States Postal Service, postage prepaid, addressed to the Guarantor at the address for the Tenant set forth in the Lease (or such other address as the Guarantor may designate in writing to Landlord).

Section 14.         Multiple Originals. This Guaranty may be executed in multiple counterparts each of which shall constitute an original agreement as to the party signing same, but all of which shall constitute a single agreement.

Section 15.         Financials: On or before the Commencement Date, Guarantor shall provide Landlord with current financial statements (including but not limited to balance sheet, income statement, and cash flow statement) dated no earlier than February 1, 2017, prepared in accordance with generally accepted accounting practices, the federal tax basis accounting (consistently applied) or such other method of accounting, consistently applied, utilized by Guarantor in the preparation of financial statements heretofore delivered to Landlord, and certified by Guarantor as being true and correct in all material respect. If Landlord desires to finance, refinance or sell the Premises or any part thereof, Guarantor shall within 10 business days after request from Landlord deliver to any potential lender or purchaser designated by Landlord financial statements which are substantially in the same form and content as initially delivered to Landlord as provided above, Guarantor shall not be required to deliver such requested financial statements more than once during the term of this Guaranty (which is in addition to the financial statements initially delivered to Landlord as provided above).

COMMERCIAL LEASE AGREEMENT — LEASE GUARANTY AGREEMENT	Page 3

EXECUTED on the date of the acknowledgment set forth below to be effective, however, as of_____2017.

GUARANTOR:

Adam Smith

THE STATE OF TEXAS	§ § §

COUNTY OF _____________

This instrument was acknowledged before me this_____day of_________2017 by____________________

Notary Public in and for the State of Texas

Printed Name of Notary

My Commission Expires

COMMERCIAL LEASE AGREEMENT — LEASE GUARANTY AGREEMENT	Page 4

PURCHASE ADDENDUM TO
COMMERCIAL EARNEST MONEY CONTACT (REAL ESTATE AGREEMENT)
BETWEEN ANS REAL ESTATE LTD., AS SELLER, AND RICH UNCLES NNN
OPERATING
PARTNERSHIP, LP, AS BUYER

This Purchase Addendum is attached to, and made a part of the Earnest Money Contract (the Agreement") between ANS REAL ESTATE LTD., as Seller, and RICH UNCLES NNN OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as Buyer (the "Agreement"). If there is any conflict between the provisions of the Agreement and the provisions of this Addendum, the provisions of this Addendum shall control. All paragraph references are to paragraphs in the Agreement and/or in this Addendum. All terms defined in the Agreement and this Addendum shall be applicable to both the Agreement and this Addendum.

36.	REPRESENTATIONS AND WARRANTIES.

36.1 Seller's Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer that, as of the date hereof and as of the date of the Closing:

36.1.1 Seller is a Texas limited partnership duly organized, validly existing and in good standing under the laws of the Texas, and is entitled to and has all requisite power and authority to own and operate its assets as they are presently owned and operated, to enter into this Agreement and to carry out the transactions contemplated hereby.

36.1.2 The execution of this Agreement by Seller, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Seller, have been or will be duly authorized by all requisite action on the part of Seller and this Agreement has been and all documents to be delivered by Seller pursuant to this Agreement, will be, duly executed and delivered by Seller and is or will be, as the case may be, binding upon and enforceable against Seller in accordance with their respective terms.

36.1.3 Except for the Lease, there is no lease or other tenancies for any space in the Property. Seller has delivered (or will promptly deliver after request by Buyer), true, correct, complete and legible copies of the Lease (including all applicable guarantees, amendments, letter agreements, addenda and/or assignments thereof) and subleases, if any, and any other agreements between Seller (or any affiliate of Seller) and Tenant (or any affiliate of Tenant).

36.1.4 There are no actions, suits or other proceedings by any person, firm, corporation, Tenant or by any Governmental Authority now pending or, to Seller's knowledge, threatened against or affecting the Property or any part thereof nor, to Seller's knowledge, are there any investigations pending or threatened against or affecting the Property by any governmental authority.

Seller’s Initials:Ig	Buyer’s

36.1.5 Seller has no knowledge of any pending or threatened (a) eminent domain proceedings affecting the Property, in whole or in part, or (b) action or proceeding to change road patterns or grades which would affect ingress to or egress from the Property. Seller has not and will not, without the prior written consent of Buyer, take any action before any governmental authority, the object of which would be to change the present zoning of or other land use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller's knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land use limitations.

6.1.7 All general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at Closing) have been paid or will be so paid by Seller prior to Closing.

6.1.8 To the best of Seller's knowledge, Seller is not a person or entity with whom Seller is restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any related statute, Executive Order (including, but not limited to, the September 24,2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other similar governmental action.

6.1.9 Seller is not a "foreign person" within the meaning of Section 1445(0(3) of the Internal Revenue Code.

6.1.10 Except for this Agreement, Seller has not granted any option agreements or rights of first refusal with respect to the purchase of the Property or any other unexpired rights in favor of third persons to purchase or otherwise acquire all or any part of the Property.

6.1.11 There is no agreement to which Seller is a party or, to Seller's knowledge, which is binding on Seller which conflicts with this Agreement. To Seller's knowledge, there is no action or proceeding pending or threatened against Seller or the Property which impairs Seller's ability to execute or perform its obligations under this Agreement.

6.1.12 To Seller's knowledge the documents which are part of Seller's Property Information which were delivered or made available by Seller for Buyer's review are true and correct in all material respects and are complete copies of such documents.

36.2 Buyer's Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:

Seller’s Initials:IL	- 2 -	Buyers’s Initialse

36.2.1 Buyer is and will continue to be until the Closing an entity, duly and validly existing in the state of its formation.

36.2.2 The execution of this Agreement by Buyer, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Buyer, have been or will be, prior to the Closing, duly authorized by all requisite action on the part of Buyer and this Agreement has been, and all documents to be delivered by Buyer pursuant to this Agreement, will be, duly executed and delivered by Buyer and is or will be, as the case may be, binding upon and enforceable against Buyer in accordance with their respective terms;

36.2.3 Neither the execution of this Agreement nor the carrying out by Buyer of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Buyer was organized and/or operates, or any applicable law, rule or regulation of any Governmental Authority, or of any instrument or agreement to which Buyer is a party and no consent or approval of any third party is required for the execution of this Agreement by Buyer or the carrying out by Buyer of the transactions contemplated herein.

36.2.4 To the best of Buyer's knowledge, Buyer is not a person or entity with whom Seller is restricted from doing business under regulations of the OFAC of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any related statute, Executive Order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other similar governmental action.

37.	CONDITIONS PRECEDENT

37.1 Buyer's Conditions. The obligations of Buyer to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions ("Buyer's Conditions"), any of which may be waived in writing by Buyer in its sole and absolute discretion:

37.1.1 The representations and warranties of Seller made herein shall be true and correct in all material respects, Seller shall have performed all covenants and agreements made herein and Seller shall have delivered to the Escrow Holder all the closing documents required pursuant to Paragraphs 3.A and 3.11 hereof.

37.1.2 If requested by Buyer prior to the expiration of the Inspection Period, Buyer's receipt of a subordination, non-disturbance and attomment agreement ("SNDAs") from the Tenant pursuant to the Lease in the controlling form of such Lease, or if there is no such controlling form, in a commercially reasonable form as requested by Buyer.

Seller’s Initials://	- 3 -	Buyers’s Initials.__

37.1.3 Buyer's receipt of an estoppel certificate from the Tenant pursuant to the Lease, substantially in the form attached to the Lease as Exhibit F thereto (the "Tenant Estoppel Certificate") evidencing that there are no defaults by either landlord or tenant under the Lease, that there has been no amendment of the Lease other than as reflected in the Lease delivered to Buyer as well as other items set forth in Tenant Estoppel Certificate reasonably approved by Buyer. Seller shall request and use its good faith efforts to obtain from Tenant the Tenant Estoppel Certificate at least five (5) days before the anticipated Closing Date.

37.1.4 If requested by Buyer prior to the expiration of the Inspection Period, and if applicable, Buyer's receipt of an estoppel(s) in commercial reasonable form from each declarant or association under any CC&Rs or REA encumbering the Property and all dues and fees allocable to the Property thereunder are current and that there are no known defaults thereunder with respect to the Property (collectively, "Association Estoppel").

37.1.5 An unconditional and irrevocable agreement by the Title Company to issue the Title Policy.

If any of the Buyer's Conditions shall not be satisfied or waived in writing as of the Closing Date, Buyer shall have the right at Buyer's sole discretion and without limiting any other right or remedy of Buyer, (i) to adjourn the Closing Date to allow Seller additional time to satisfy Buyer's Conditions, or (ii) provided that Buyer is not in default under this Agreement, to terminate this Agreement by giving written notice to Seller in which event Buyer shall receive a return of the Deposit and, if Seller is in default hereunder, Buyer's Pursuit Costs, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination.

37.2 Seller's Conditions. The obligations of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions ("Seller's Conditions"), any of which may be waived in writing by Buyer in its sole and absolute discretion:

37.2.2 The representations and warranties of Buyer made herein shall be true and comet in all material respects, Buyer shall have performed all covenants and agreements made herein and Buyer shall have delivered to the Escrow Holder all the closing documents required pursuant to Paragraph 3.0 hereof.

If any of the Seller's Conditions shall not be satisfied or waived in writing as of the Closing Date, Seller shall have the right at Seller's sole discretion and without limiting any other right or remedy of Seller, (i) to adjourn the Closing Date to allow Buyer additional time to satisfy Seller's Conditions, or (ii) provided that Seller is not in default under this Agreement, to terminate this Agreement by giving written notice to Buyer in which event Buyer shall receive a return of the Deposit provided Buyer is not in default hereunder, and if Buyer is in default hereunder, the Deposit shall be retained by Seller as liquidated damages, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination.

Seller’s Initials:____	- 4 -	Buyers’s Initials:it_